Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

ADDUS HEALTHCARE, INC.,

MICHAEL J. MERRELL, INDIVIDUALLY, MARY E. MERRELL, INDIVIDUALLY,

MICHAEL J. MERRELL AND MARY E. MERRELL, AS TRUSTEES OF THE MERRELL REVOCABLE TRUST UTA DATED JUNE 3, 2012, AND

MICHAEL J. MERRELL AND MARY E. MERRELL, AS TRUSTEES OF THE AMBERCARE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST

for the capital stock of

AMBERCARE CORPORATION

Dated as of February 27, 2018

i

ii

EXHIBITS

EXHIBIT A	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 27, 2018, is by and among Addus HealthCare, Inc., an Illinois corporation (“Buyer”), each of Michael J. Merrell and Mary E. Merrell, individually (individually a “Principal” and, collectively, the “Principals”), Michael J. Merrell and Mary E. Merrell, as Trustees of the Merrell Revocable Trust UTA dated June 3, 2012 (the “Merrell Trust”), and Michael J. Merrell and Mary E. Merrell, as Trustees of the Ambercare Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”) which is part of the Ambercare Corporation Employee Stock Ownership Plan (the “ESOP”) (collectively referred to as “ESOP”), and each of the Merrell Trust and the ESOP, a “Seller,” and collectively the “Sellers”, (and for the avoidance of doubt, “Seller” or “Sellers” does not include the ESOP participants), the shareholders of Ambercare Corporation, a New Mexico corporation (the “Company”). Buyer, the Company, the Principals, and the Sellers are each, individually, a “Party” and, collectively, the “Parties.”

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock (the “Shares”) of the Company, a holding company for certain wholly-owned subsidiaries operating as licensed/certified entities providing hospice care, home health services, the sale of medical device supplies and related services, and home care services, respectively, that collectively conduct the Business (defined below); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers propose to sell to Buyer, and Buyer proposes to purchase from the Sellers, all of the Shares, subject to the terms and conditions set forth herein.

WHEREAS, the Company has appointed Zia Trust Inc. as an independent transactional trustee for the ESOP (the “Independent ESOP Trustee”) in connection with the valuation and sale of the ESOP Shares and the transactions contemplated by this Agreement, and the Independent ESOP Trustee has advised the Trustees of the ESOP to sign the Agreement on behalf of the ESOP.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acquired Company Entities” means the Company, Ambercare Home Health Care Corporation, a New Mexico corporation, and Ambercare Hospice, Inc., a New Mexico corporation.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Balance Sheet Date” means December 31, 2017.

“Business” means providing (a) hospice care and skilled health services; (b) home care and unskilled home health services; and (c) the sale of medical devices and supplies, in each case, in New Mexico to qualified individuals under any applicable Medicare, Medicaid and other Government Programs currently in place or that may be contracted with or adopted in the future in compliance with applicable Health Care Laws.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New Mexico are authorized or required by Law to be closed for business.

“Business Systems” means all software and all computer hardware, servers, networks, platforms, peripherals, data communication lines, devices and other information technology equipment and related systems that are owned or used by the Company in the conduct of the Business, including without limitation the Company-Owned Software.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents (including marketable securities and short term investments) of the Company as determined in accordance with GAAP.

“Closing Cash Amount” means the aggregate amount of Cash and Cash Equivalents as of the close of business on the Closing Date, plus the aggregate amount of any checks received by the Company as of the Closing Date that have not been deposited or cleared at such time, excluding any Restricted Cash.

“Closing Cash Deficit” the amount by which Closing Cash Amount as of the close of business on the Closing Date is less than the Closing Cash Target amount.

“Closing Cash Surplus” means the amount by which the Closing Cash Amount as of the close of business on the Closing Date is greater than the Closing Cash Target amount.

“Closing Cash Target” means $10,600,000.

“Closing Indebtedness Amount” means the total amount of Indebtedness of the Company as of immediately prior to the Closing.

“Closing Liabilities” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or due or to become due) and including all costs and expenses thereto, but which arises from events which have occurred prior to the Closing, other than debts, liabilities or obligations arising from events which have occurred after the Closing and obligations to perform arising after the Closing pursuant to contracts of the Company in force at the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company Intellectual Property” means any Intellectual Property that is used or held for use by any of the Company Entities for the conduct of the business as currently conducted and as proposed to be conducted, including without limitation all (a) Company-Owned Software and (b) Software.

“Company Entities” means the Company, Ambercare Home Health Care Corporation, a New Mexico corporation, Ambercare Medical Supply Company, a New Mexico corporation, and Ambercare Hospice, Inc., a New Mexico corporation.

“Contaminant” means any contaminant, pollutant, hazardous or toxic substance or waste, petroleum or petroleum derived substance, additive or wastes, infectious medical waste, radioactive materials, or any other compound, element or substance in any form (including products) regulated by, or giving rise to liability under, any Environmental Law.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, option, conditional sale or other title retention agreement, defect in title or other restrictions of a similar nature.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and/or human health, or the use, management, disposal, discharge, release or threatened release of any Contaminant, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Amount” means $4,050,000.

“ESOP Fairness Opinion” means an opinion of the ESOP Independent Appraiser to the effect that, as of the date of such opinion, (a) the consideration to be paid to the ESOP for the ESOP Shares is not less than the fair market value of such ESOP Shares and (b) the terms of and the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.

“ESOP Independent Appraiser” means Seigneur Gustafson LLP, the independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code that has been duly engaged by the ESOP in connection with the transactions contemplated by this Agreement.

“ESOP Shares” means Shares owned by the ESOP Trust for the benefit of the ESOP participants.

“GAAP” means United States generally accepted accounting principles.

“Government Programs” means “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.

“Governmental Authority” means any federal, state, local or other governmental entity or regulatory body, agency, instrumentality or commission, or court, tribunal or judicial or arbitral body.

“Governmental Order” means any judgment, order, writ, injunction, stipulation, determination, award, ruling or decree entered by or with any Governmental Authority.

“Governmental Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority (including all Medicare and Medicaid, provider or supplier numbers, certificates of need or public convenience, and similar licenses and certifications) and any accreditations or certification issued by an accrediting body, whether foreign, federal, state or local, or any other Person, necessary for the conduct of, or relating to, the operation of the Business, including, without limitation, any certification or accreditation relied upon in obtaining, or required to obtain, any license, permit, franchise, approval, authorization, consent or orders of any Governmental Authority.

“Health Care Laws” means all Laws and Governmental Orders relating to the provision, administration, management and/or payment for health care or health care-related products, services, professionals or facilities, participation in and the receipt of payment from Government Programs and Third Party Payors, the corporate practice of medicine, professional responsibility and standards of care, institutional and professional licensure, documentation, coding and submission of claims, physician orders, prescription drug and controlled substance sale, use, distribution, dispensing, marketing and security, refunds and overpayments, medical record retention, unprofessional conduct, fee-splitting, kickbacks, rebates, inducements, referrals, billing and submission of false or fraudulent claims, and claims processing, including, without limitation, Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal anti-kickback statutes (42 U.S.C. § 1320a 7b), the federal self-referral law (42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), and the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 C.F.R. Parts 160-164, as amended from time to time.

“Income Tax” means any Tax based on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty or addition thereto, irrespective of whether disputed.

“Indebtedness” means, without duplication, (a) all funded indebtedness of the Company for borrowed money or indebtedness related thereto; (b) all obligations of the Company for the deferred purchase price of property or assets; (c) all obligations of the Company evidenced by notes or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any liability in respect of letters of credit, surety bonds or similar arrangements; (f) any obligations under capital leases; and (g) all indebtedness of any other Person (including indebtedness referred to in clauses (a) through (f) above) which is directly or indirectly guaranteed by the Company, which in each instance shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, including breakage costs.

“Intellectual Property” means all copyrights, trademarks, trade names, service marks, trade dress, goodwill, social media accounts, domain names, trade secrets, confidential information, patents, websites, computer programs, works of authorship and other intellectual property and proprietary rights, and all applications to register and registration of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or “The Company’s Knowledge” or any derivations thereof means facts, circumstances or occurrences that are within the actual knowledge of Michael J. Merrell, Mary E. Merrell, Laura T. Armstrong and Catherine Rosacker-Sharp or would be reasonably expected to be within the actual knowledge of any such Person after their making due inquiry in the ordinary course of their ownership of the Company or the performance of their duties and responsibilities.

“Laws” means any statutes, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on the business, operations, assets (including intangible assets), services, liabilities, operating results, employee, customer or supplier relations, or financial condition of the Company Entities; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: any event, change, occurrence, or effect (a) resulting from the announcement of the execution and delivery of this Agreement or compliance with the terms and conditions of this Agreement; (b) affecting the industry in which the Company Entities operate generally or the United States economy generally which do not have a disproportionate adverse impact on the Company Entities relative to other similarly situated companies in the industry in which the Company Entities operate; (c) that results from changes affecting general economic or financial conditions which do not have a disproportionate adverse impact on the Company Entities relative to other similarly situated companies in the industry in which the Company Entities operate; (d) resulting from any natural or man-made disaster or acts of god; or (e) resulting from changes consented to or requested by Buyer in writing regardless of whether permitted or required by this Agreement. For the sake of clarity, the term “Material Adverse Effect” shall include the termination of the S corporation status of the Company other than as a result of the Closing.

“Net Working Capital” means the excess of the current assets of the Company over the current liabilities of the Company, determined in accordance with GAAP except to the extent otherwise provided on Schedule 2.5(a); provided, that for purposes of calculating the Net Working Capital hereunder, the Parties agree that:

(a)    Net Working Capital shall be calculated without giving effect to any changes therein relating to or resulting from the consummation of the transactions contemplated by this Agreement, except as relates to the sale of the assets of the Ambercare Medical Supply Company;

(b)    current assets exclude (i) Closing Cash Amount, (ii) all Income Tax assets (whether current or deferred, including rights to refunds for Income Taxes), (iii) receivables from any Seller, any other Affiliates of the Company or any Affiliates of any Seller, (iv) all receivables more than one hundred twenty (120) days past due or disputed by the Company’s customer or client, and (v) all receivables for which checks received at or prior to Closing result in an increase in Closing Cash Amount; and

(c)    current liabilities exclude (i) any liabilities of the Company paid from the Purchase Price and (ii) all Income Tax liabilities (whether current or deferred).

“Net Working Capital Deficit” means the amount by which Net Working Capital as of the close of business on the Closing Date is less than the Target Net Working Capital amount.

“Net Working Capital Surplus” means the amount by which Net Working Capital as of the close of business on the Closing Date is greater than the Target Net Working Capital amount.

“Open Source Software” means any Software subject to a license or other agreement whose terms require the distribution of source code in connection with the distribution of the Software to which such license applies or that prohibits the licensee from charging a fee or otherwise limit the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the Software to which such license applies (whether in source code or executable code form), including the licenses commonly referred to as the “Artistic License”, the “Mozilla Public License”, the “General Public License”, the “Lesser General Public License” and other similar licenses applicable to software distributed without charge to the public in source code form.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Permitted Encumbrances” means any (a) Encumbrances specifically identified as “Encumbrances” in the Disclosure Schedules at the time of execution of this Agreement; (b) liens for Taxes not yet due or payable; (c) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (d) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record; and (e) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Authority, all of which do not individually or in the aggregate materially interfere with the conduct of the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. 160.103, demographic information, and Social Security numbers.

“Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether civil, criminal or administrative by or before any Governmental Authority.

“Related Party” means any director, officer, manager, employee, member, shareholder or other holder of equity interests of the Company or any Affiliate or member of the immediate family of any such Person.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Cash” means any (a) Cash and Cash Equivalents of the Company, wherever and however held, where usage of such Cash and Cash Equivalents is restricted by Law, contract (including customer deposits) or otherwise, plus (b) Cash and Cash Equivalents equal to the amount of all outstanding checks written on an account of the Company that have not yet cleared, plus (c) Cash and Cash Equivalents, wherever and however held, where such amounts have been received but additional goods or services are required to be supplied in order for the Company to be entitled to keep such Cash and Cash Equivalents.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any website.

“Specified Matter” means that certain matter described in paragraph 7 of Schedule 8.1.

“Straddle Period” means a taxable period that, to the extent it relates to the Company, any Subsidiary or any of their Affiliates, begins before and ends after Closing Date.

“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Target Net Working Capital” means $3,300,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, escheatment, unclaimed property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee or assessment of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any taxable period (including, without limitation, any liability pursuant to Treasury Regulations section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), by contract or otherwise through operation of Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other Person with respect to Taxes.

“Tax Return” means any return, report, election, notice, estimate, declaration, request or other statement or document (including all schedules, exhibits and other attachments thereto) with respect to Taxes, including any information statement, claim for refund, or declaration of estimated Tax and any amendment to any of the foregoing.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transaction Documents” means this Agreement, the Disclosure Schedules, the Seller Documents, the Buyer Documents, and such other instruments or agreements required by this Agreement to be executed and delivered hereunder.

“Transaction Expenses” means all fees and expenses incurred by the Company and/or any Seller in connection with the transactions contemplated hereby, including, without limitation, such fees and expenses of the Company’s and any Seller’s legal counsel, accountants, consultants, advisers, brokers and investment bankers as well as any payments owing under appreciation rights, phantom equity or similar plans or any deferred compensation, retention, severance, deferred purchase price, annual or special bonus or profit sharing payments attributable to pre-Closing periods and all bonuses and other payments payable by the Company to any employee of the Company as a result of the transactions contemplated by this Agreement, plus the employer’s share of any payroll Taxes due in connection with such payments, in addition to any expenses related to the ESOP, including, but not limited to, any fairness opinion and the expenses of the independent trustee.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid or otherwise discharged in full as of the Closing, regardless of whether the Company and/or any Seller has been billed for such expenses.

“Transfer Taxes” means any excise, sales, use, documentary, transfer, value added, stock transfer, unit transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on, or incurred in connection with, the sale of the Shares (including, for the sake of clarity, any such Taxes arising in connection with the execution and performance of this Agreement and the other Transaction Documents); provided that, for the avoidance of doubt, Transfer Taxes do not include any Income Taxes.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

Section 1.2    Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated below:

Term	Section
ACA	4.18(d)
ADEA	6.9(b)
Agreement	Introduction
Allocation	6.6(b)
Auditor	6.15
Balance Sheet	4.6(a)
Basket	8.1(b)(i)
Benefit Plans	4.18(a)
Breach	4.12(f)
Buyer	Introduction
Buyer Documents	5.2
Buyer Indemnified Persons	8.1(a)
Cap	8.1(b)(iii)
Cash Payment	2.2
Cash Payment Statement	2.5(b)(i)
Claims	6.9(a)
Claim Notice	8.3
Closing	3.1
Closing Date	3.1
Company	Introduction
Company Leases	4.14(b)
Company-Owned Software	4.17(f)
Company Indemnified Persons	8.2(a)
Competing Business	6.8(c)
Covered Area	6.8(c)
Disclosing Party	6.3
DME Business	6.12
EEOC	6.9(e)
Effective Time	3.1
End Date	9.1(b)
ERISA Affiliate	4.18(c)
Escrow Agreement	3.2(a)(ii)

Term	Section
Escrow Release Amount	2.4
Escrow Release Date	2.4
ESOP	Introduction
ESOP Trust	Introduction
Estimated Cash Payment	2.5(a)
Estimated Cash Payment Statement	2.5(a)
Excluded Assets	2.6
Final Cash Payment Statement	2.5(b)(iv)
Financial Statements	4.6(a)
Fundamental Representations	8.1(b)(iv)
Illustrative Allocation Schedule	6.6(b)
Indemnified Party	8.3
Indemnifying Party	8.3
Independent ESOP Trustee	Introduction
Leased Real Property	4.14(b)
Losses	8.1(a)
Malicious Code	4.17(d)
Material Contracts	4.16(a)
Material Suppliers	4.25(b)
Merrell Trust	Introduction
Neutral Auditor	2.5(b)(iii)
Party(ies)	Introduction
Pay-off Letter	3.2(a)(iii)
Principals	Introduction
Purchase Price	2.2
Released Parties	6.9(a)
Releasors	6.9(a)
Representation Letter	6.15
Resolution Period	2.5(b)(ii)
Restricted Period	6.8(a)
S Corporation Election Date	4.9
Seller Documents	4.2
Seller Indemnified Persons	8.2(a)
Shares	Introduction
StateServ Note	2.2(h)
Tail Insurance	6.10
Third Party Claim	8.5
Third Party Payor(s)	4.25(a)
Unresolved Claim	2.4
WARN Act	4.20

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, legal and beneficial ownership of all of the Shares, free and clear of any Encumbrances, for the consideration specified in Section 2.2.

Section 2.2    Purchase Price. The aggregate purchase price for the Shares shall consist of the Cash Payment, as defined in this Section below), subject to adjustment as provided in Section 2.5 (the “Purchase Price”). The “Cash Payment” means the amount equal to:

(a)    $50,600,000;

(b)    minus Closing Liabilities;

(c)    minus the Escrow Amount;

(d)    minus the Closing Indebtedness Amount, if any;

(e)    minus the unpaid Transaction Expenses Amount, if any;

(f)     plus the Net Working Capital Surplus, if any, or minus the Net Working Capital Deficit, if any;

(g)    plus the Closing Cash Surplus, if any, or minus the Closing Cash Deficit, if any; and

(h)    plus the principal amount shown on that certain promissory note from StateServ in connection with the DME Business sale (“StateServ Note”); At the Closing, the ESOP shall immediately use such portion of the Cash Payment paid to it as is necessary to fully pay and extinguish any outstanding loan between the ESOP and the Principals.

Section 2.3    Payments at Closing. At the Closing, Buyer shall:

(a)    pay the Cash Payment to the Sellers, by wire transfer of immediately available funds to an account or accounts designated by the Sellers on Schedule 2.3(a);

(b)    deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent in accordance with Section 2.4, by wire transfer of immediately available funds to the bank account identified by the Escrow Agent in writing on or before the Closing Date;

(c)    pay the Closing Indebtedness Amount, if any, pursuant to any payoff letters delivered to Buyer by the Sellers prior to the Closing; and

(d)    pay the Transaction Expenses Amount to the Persons and accounts in the amounts designated by the Sellers.

Section 2.4    Escrow. At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. On the Business Day following the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”), the Merrell Trust shall be entitled to receive a positive amount (the “Escrow Release Amount”), if any, calculated as (a) the Escrow Amount, plus (b) any interest thereon, less (c) the aggregate dollar amount of any claims resolved prior to the Escrow Release Date pursuant to Section 8.4, less (d) the aggregate amount of claims for indemnification under Section 8.1 outstanding at such time (each, an “Unresolved Claim”). From time to time, promptly after final resolution of any Unresolved Claim, the Merrell Trust and Buyer will instruct the Escrow Agent to disburse to the Merrell Trust or Buyer, as appropriate, amounts held by the Escrow Agent in respect of such Unresolved Claim. At such date after the Escrow Release Date, as all Unresolved Claims arising prior to such date are resolved, Buyer and the Merrell Trust will jointly instruct the Escrow Agent to disburse to the Merrell Trust the remaining Escrow Release Amount. The fees and expenses of the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Merrell Trust.

Section 2.5    Adjustment.

(a)    Estimated Cash Payment Statement. The Sellers shall deliver to Buyer, not less than three (3) Business Days prior to the Closing Date, a statement (the “Estimated Cash Payment Statement”) in the form attached hereto as Schedule 2.5(a) which sets forth the Sellers’ good faith estimates, as of the Closing Date, of (i) the Closing Cash Amount (ii) Closing Liabilities (iii) the Closing Cash Surplus, if any, or the Closing Cash Deficit, if any (iv) the Closing Indebtedness Amount, (v) the Transaction Expenses Amount, (vi) Net Working Capital, (vii) the Net Working Capital Surplus, if any, or the Net Working Capital Deficit, if any, (viii) StateServ Note, and (ix) based on the foregoing amounts, the Cash Payment (the “Estimated Cash Payment”). The amounts set forth on the Estimated Cash Payment Statement shall be used in calculating the Cash Payment to be delivered at the Closing. The Estimated Cash Payment Statement shall be prepared without giving effect to the consummation of the transactions contemplated by, or any of the actions to be taken or amounts to be paid under or in connection with, this Agreement, and shall be prepared in accordance with GAAP, as modified by the definitions of Closing Cash Amount and Net Working Capital contained in this Agreement and otherwise as set forth on Schedule 2.5(a). During the period between the delivery of the Estimated Cash Payment Statement and the Closing, the Sellers shall afford Buyer and its Representatives reasonable access during normal business hours to the books and records, personnel and advisors of the Company to the extent reasonably required in connection with Buyer’s review and verification of the Estimated Cash Payment calculation, including the Company’s work papers underlying or utilized in preparing such estimates and calculations contained in such certificate, and the Sellers and Buyer shall consult in good faith with one another and the Sellers shall incorporate any reasonable comments of Buyer into the Estimated Cash Payment Statement, without prejudice to Buyer’s or the Sellers’ other rights hereunder.

(b)    Final Cash Payment Statement.

(i)    Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to the Sellers a statement (the “Cash Payment Statement”) setting forth Buyer’s good faith determinations, as of the Closing Date, of (A) the Closing Cash Amount, (B) the Closing

Liabilities, (C) Closing Cash Surplus, if any or the Closing Cash Deficit, if any, (D) the Closing Indebtedness Amount, (E) the Transaction Expenses Amount, (F) Net Working Capital, (G) the Net Working Capital Surplus, if any, or the Net Working Capital Deficit, if any, (H) the StateServ Note, and (I) based on the foregoing amounts, the Cash Payment. The Cash Payment Statement shall be prepared using the same principles, practices, methodologies and policies that are required to be used pursuant to Section 2.5(a) to prepare the Estimated Cash Payment Statement.

(ii)    After receipt of the Cash Payment Statement, the Sellers shall have thirty (30) days to review it. The Sellers shall deliver notice to Buyer on or prior to the thirtieth (30th) day after receipt of the Cash Payment Statement specifying in reasonable detail all disputed items, if any, and a summary of the basis therefor. If the Sellers fail to deliver such notice in such thirty (30) day period, the Sellers will have waived the right to contest the Cash Payment Statement. If the Sellers notify Buyer of any objections to the Cash Payment Statement in such thirty (30) day period, the Sellers and Buyer shall, within thirty (30) days following the date of such notice(s) (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

(iii)    If at the conclusion of the Resolution Period the Sellers and Buyer have not reached an agreement on any objections of the Sellers with respect to the Cash Payment Statement, then all amounts and issues remaining in dispute will be submitted by the Sellers and Buyer to PricewaterhouseCoopers LLP (the “Neutral Auditor”) for a determination resolving such amounts and issues. Buyer and the Merrell Trust each agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne by Buyer and the Merrell Trust respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Neutral Auditor by Buyer or the Merrell Trust that are unsuccessfully disputed by such Party (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Merrell Trust. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and the Merrell Trust in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the Party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period, and the Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor will be based solely on presentations with respect to such disputed items by Buyer and the Sellers to the Neutral Auditor and not on the Neutral Auditor’s independent review. Buyer and the Sellers shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (but in no event later than fifteen (15) days after engagement of the Neutral Auditor), and each of Buyer and the Sellers will be entitled, as part of such Party’s presentation, to respond to the presentation of the other and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (A) will be bound by the provisions of this Section 2.5(b)(iii) and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Sellers or less than the smallest value for such item claimed by Buyer or the Sellers.

(iv)    The Neutral Auditor’s determination will be made within forty-five (45) days after its engagement (which engagement will be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to the Sellers and Buyer and will be final, conclusive, non-appealable and binding for all purposes hereunder. The determination of the Neutral Auditor will not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. The term “Final Cash Payment Statement” means the definitive Cash Payment Statement determined in accordance with Section 2.5(b)(ii) or the definitive Cash Payment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.5(b)(iv). The Net Working Capital Surplus, if any, the Net Working Capital Deficit, if any, the Closing Cash Amount, Closing Indebtedness Amount, the Transaction Expenses Amount and, based on the foregoing, the calculation of final Cash Payment, shall be set forth on the Final Cash Payment Statement.

(v)    Within ten (10) Business Days after the Cash Payment Statement becomes final and binding on the Parties in accordance with this Section 2.5(b):

(A)    if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid by Buyer to the Sellers in cash; or

(B)    if the Estimated Cash Payment exceeds the Cash Payment, then such excess shall be paid by the Merrell Trust to Buyer in cash, and the Principals shall cause such payment to be made.

For the avoidance of doubt, in accordance with paragraph (i) above, the payment in this Section 2.5(b)(v) shall reflect the aggregate impact of adjustments with respect to final determination of the Closing Cash Amount, the Closing Liabilities, the Closing Indebtedness Amount, the Transaction Expenses Amount, StateServ Note, and Net Working Capital. All payments to the Sellers pursuant to this Section 2.5(b)(v) shall be made by wire transfer of immediately available funds to an account designated by the Sellers in writing. All payments to Buyer pursuant to this Section 2.5(b)(v) shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing.

(vi)    If any payment required under Section 2.5(b)(v) is not made in full within such ten (10) Business Day period, such payment will thereafter bear simple interest at a rate equal to the prime rate published in the Wall Street Journal plus four percent (4.0%) until paid in full. Nothing herein shall be deemed to prohibit or limit the ability of Buyer to satisfy any payment obligations of the Sellers under this Section 2.5(b) from the Escrow Amount, which Buyer shall be entitled to recover from the Escrow Amount should it determine in its sole discretion to proceed against the Escrow Amount with respect to such payment obligations of the Sellers. No such claim or recovery against the Escrow Amount shall be deemed to limit or otherwise waive Buyer’s right to proceed directly against any Seller for such amounts.

(vii)    During the period required for the preparation and review of, and resolution of disputes relating to, the Cash Payment Statement or the amounts set forth on the Cash Payment Statement, the Sellers and Buyer shall each afford the other’s accountants and other designated Representatives access during regular business hours to the books and records as they may reasonably require in order to review and verify the items on the Final Cash Payment Statement.

(c)    For Tax purposes, unless otherwise required by applicable Law, the Sellers and Buyer agree to treat all payments made under this Section 2.5 as adjustments to the Purchase Price.

Section 2.6    Excluded Assets. As of the Closing Date, to the extent not already owned by the Sellers, the Company hereby distributes, conveys, transfers and delivers to the Sellers, and the Sellers hereby purchase and acquire from the Company, all right, title, and interest in and to the assets set forth on Schedule 2.6 (the “Excluded Assets”).

Section 2.7    No Section 338(h)(10) Election. Buyer and Sellers shall not make an election under Section 338(h)(10) of the Code (and any corresponding election under applicable state, local or foreign Tax law) with respect to the acquisition of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). Buyer and Sellers shall file all Tax Returns consistent with not making such Section 338(h)(10) Election.

ARTICLE III

CLOSING

Section 3.1    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to by the Buyer and the Sellers, on the second Business Day following the date on which all the conditions set forth in Article VII have been satisfied or validly waived, at the offices of Bass, Berry & Sims PLC located at 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or remotely by the electronic transmission of documents and wire transfer of funds (except with respect to any instruments validly transferable under applicable Law only by physical delivery) (the date on which the Closing occurs, the “Closing Date”) effective as of 12:01 a.m. on the Closing Date (the “Effective Time”); provided, however, that if the Closing does not occur on a day that is the first day of a calendar month, the Closing shall be deemed to be effective for accounting purposes at 12:01 a.m. on the first day of the calendar month in which the Closing occurs. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 3.2    Closing Deliveries.

(a)    Seller Closing Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer all of the following:

(i)    certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)    an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), executed by the Merrell Trust and the escrow agent set forth therein;

(iii)    a pay-off letter (the “Pay-off Letter”), executed by the holders of the Closing Indebtedness Amount in a form acceptable to Buyer providing for, upon the payment of all outstanding amounts owed by any of the Company Entities to the holders of the Closing Indebtedness Amount at the Closing, the termination of all security interests held by such holders with respect to any of the Company Entities’ assets (including the authorization of the filing of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination such security interests), executed by the holders of the Closing Indebtedness Amount;

(iv)    a certificate of good standing of each of the Company Entities issued as of a recent date by the Secretary of State of the State of New Mexico;

(v)    a copy of the articles of incorporation of each of the Company Entities, certified as a recent date by the Secretary of State of the State of New Mexico;

(vi)    written resignations, effective as of the Closing Date, of the officers and directors of each of the Company Entities requested by Buyer;

(vii)    true and complete minute books and records of the Company Entities;

(viii)    evidence, in form and substance reasonably satisfactory to Buyer, of the Tail Insurance policy contemplated by Section 6.10;

(ix)    all required third-party consents and approvals set forth in Schedule 6.4(a);

(x)    an affidavit by or on behalf of each Seller complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2) that is reasonably acceptable to Buyer;

(xi)    a certificate of the trustees of the ESOP certifying that, as of the Closing, the ESOP trustee: (A) has duly authorized the transactions related to the sale of the Company Shares held by the ESOP, (B) has determined that (i) the Independent ESOP Trustee has determined that the amounts transferred to the ESOP (following the consummation of the transaction) for the ESOP Shares is not less than the fair market value of such ESOP Shares, and the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view, and (ii) the sale of the ESOP Shares contemplated by this Agreement will be for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP (following the consummation of the transaction), and (C) has taken all requisite actions (i) approving the consummation of the transactions contemplated by this Agreement, to the extent applicable, and (ii) as to the incumbency and signatures of the trustees of the ESOP executing documentation in connection with the transactions contemplated hereby;

(xii)    a copy of the ESOP Fairness Opinion;

(xiii)    a copy of the resolutions of the Company’s board of directors (or similar governing body), certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, terminating the ESOP; and

(xiv)    such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and executed by the Sellers and/or the Company, as applicable.

(b)    Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers all of the following:

(i)    the payments specified in accordance with Section 2.3; and

(ii)    the Escrow Agreement, executed by Buyer and the Escrow Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.1    Organization and Good Standing. Each of the Company Entities is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Mexico and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The Company Entities are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary. The Sellers have provided to Buyer correct and complete copies of the Organizational Documents of the Company Entities, together with any amendments thereto.

Section 4.2    Authorization, Validity and Effect of Agreement. Each Seller and each of the Company Entities has all necessary power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller, as applicable, in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to perform its obligations hereunder to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents, the performance by each of the Company Entities and each Seller of its obligations hereunder and thereunder, and the consummation by each of the Company Entities and each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller and each of the Company Entities. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by each of the Company Entities and each Seller and (assuming the valid execution and delivery by each other party thereto) constitute legal, valid and binding obligations of each of the Company Entities and each Seller, each enforceable against each of the Company Entities and each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.3    No Conflicts; Consents. None of the execution and delivery by any of the Company Entities or any Seller of this Agreement or any of the Seller Documents, the performance by the Seller of its respective obligations hereunder or thereunder, or consummation of the transactions contemplated hereby or thereby will:

(a)    except as set forth on Schedule 4.3(a), with or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of any of the Company Entities, (ii) any contract or agreement or Governmental Permit to which the Company Entities or any Seller is a party or is otherwise bound, (iii) any Governmental Order to which the Company Entities or any Seller is a party or is otherwise bound, or (iv) any applicable Law; or

(b)    except as set forth on Schedule 4.3(b), require a consent under (i) any contract or agreement to which the Company Entities or any Seller is a party or is otherwise bound, or (ii) any Governmental Permit that is either binding upon or enforceable against the Company Entities or any Seller.

Section 4.4    Capitalization.

(a)    Schedule 4.4(a) sets forth the number of authorized and issued and outstanding Shares of each class of capital stock of the Company, the name and address of each record holder of such Shares and the number and class of Shares held by each such record holder. The Principals are the sole trustees and current beneficiaries of the Trust. Except as set forth on Schedule 4.4(a), the Sellers own all of the issued and outstanding Shares of the Company, free and clear of all Encumbrances. All of the Shares have been duly authorized and are validly issued, fully-paid and non-assessable. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company or any Seller is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b)    Schedule 4.4(b) sets forth the number of authorized and issued and outstanding shares of each class of capital stock of the Company Entities other than the Company, the name and address of each record holder of such shares and the number and class of shares held by each such record holder. The Company owns, beneficially and of record, all of the issued and outstanding shares of each such Company Entity, free and clear of all Encumbrances. All of such shares have been duly authorized and are validly issued, fully-paid and non-assessable. Such shares were not issued in violation of the Organizational Documents of any Company Entity or any other agreement, arrangement or commitment to which any Company Entity or any Seller is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, calls, subscriptions, interests, convertible securities or other rights (i) to acquire any of the Shares or other securities of the Company Entities or any securities convertible into or exchangeable or exercisable for any Shares or other securities of the Company Entities or (ii) which obligate the Company Entities to issue, exchange, transfer or sell any Shares or other securities of the Company Entities or any securities convertible into or exchangeable or exercisable for any Shares or other securities of the Company Entities.

Section 4.5    Subsidiaries. Other than as set forth in Schedule 4.5, except for the Company Entities, the Company does not, directly or indirectly, own any equity, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership or similar interest in, any Subsidiary.

Section 4.6    Financial Statements.

(a)    The Sellers have provided to Buyer, and attached hereto as Schedule 4.6(a), correct and complete copies of: (i) the reviewed consolidated balance sheets of the Company Entities as of December 31, 2016, 2015 and 2014 and the related statements of income and cash flows of the Company Entities for the years then ended, and (ii) the unaudited consolidated balance sheet of the Company Entities as of the Balance Sheet Date (the “Balance Sheet”) and the related statements of income and cash flows of the Company Entities for the twelve (12) months then ended (collectively, the “Financial Statements”). Except as set forth in any notes thereto and except as set forth in Schedule 4.6(a), the Financial Statements (A) were prepared from the books and records of the

Company Entities, (B) except as set forth on Schedule 4.6(a), were prepared in accordance with GAAP and applied on a consistent basis during the periods involved, and (C) present fairly, in all material respects, the financial condition and results of operations of the Business as of their respective dates and for the respective periods covered thereby, subject to the absence of notes and normal year-end adjustments. Except as set forth on Schedule 4.6(a), the Company Entities have no Indebtedness.

(b)    The Company Entities have established and maintains a system of internal accounting controls which the senior management of each of the Company Entities believes to be sufficient to provide reasonable assurances that transactions, receipts, and expenditures of the Company Entities are being executed and made only in accordance with appropriate authorizations of management.

Section 4.7    No Undisclosed Liabilities. Except as set forth on Schedule 4.7, no Company Entity has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued and unaccrued, matured or unmatured or otherwise, except (a) those which are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) executory obligations under contracts entered into in the ordinary course of business that are to be performed in accordance with the terms of such contracts.

Section 4.8    Absence of Certain Developments. Except as set forth in Schedule 4.8, since January 1, 2017, the Business has operated in all material respects in the usual and ordinary course consistent with past practice, and without limiting the generality of the foregoing there has not occurred any event, circumstance or condition that has had or that could reasonably be expected to have a Material Adverse Effect, and each of the Company Entities have not (and have not committed or agreed to, whether by written contract or otherwise):

(a)    amended or restated its articles of incorporation or bylaws, made any change in its authorized or issued shares of capital stock; granted any option, right to purchase or similar right regarding the Shares; purchased, redeemed, retired, or acquired any such Shares; or declared or paid any dividend or other distribution or payment in respect of its Shares (other than Tax distributions made in the ordinary course of business);

(b)    permitted or allowed any of its assets or properties, whether tangible or intangible, to be mortgaged, pledged or made subject to any Encumbrance, other than Permitted Encumbrances;

(c)    materially changed its method of doing business or any material change in accounting methods or principles or its method of application of such principles or practices, other than write-downs or write-offs in the value of assets as required by GAAP not exceeding $10,000 in the aggregate;

(d)    suffered a Material Adverse Effect;

(e)    instituted or settled any claim, arbitration, mediation, dispute resolution procedure or legal Proceeding;

(f)    entered into any contract or agreement relating to the payment for capital expenditures in excess of $10,000 singularly or $25,000 in the aggregate, unless paid prior to Closing;

(g)    waived or released, or entered into any agreement not to assert, any material right or claim;

(h)    terminated any Material Contract;

(i)    made any loan to, or entered into any other transaction or contract with, any Related Party;

(j)    cancelled any of its debts or waived any material claims or rights, or sold, transferred or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible), except in transactions in the ordinary course of business;

(k)    experienced any loss, damage or destruction of or to any of its assets not covered by insurance and already replaced, in excess of $10,000 in the aggregate;

(l)    incurred any Indebtedness or suffered any bad debt outside the ordinary course of business;

(m)    made or changed any material Tax election or any material Tax accounting method or policy, filed any amended Tax Return, consented to or entered into any closing agreement or similar agreement related to Taxes with any Governmental Authority, or settled or compromised any Tax liability (in all cases insofar as it affects the Assets or the Business); or

(n)    entered into any written agreement to do any of the foregoing.

Section 4.9    Taxes.

(a)    Effective as of January 1, 2014 (the “S Corporation Election Date”), (i) the Company’s shareholders timely made a valid election for the Company to be treated an “S corporation” (within the meaning of Section 1361 of the Code) for federal Income Tax purposes and, to the extent applicable, for state and local Income Tax purposes and (ii) the Company timely made valid elections for each of the Subsidiaries to be treated as a “qualified subchapter S subsidiary” (within the meaning of Section 1361 of the Code) for federal Income Tax purposes and, to the extent applicable, for state and local Income Tax purposes. At all times since the S Corporation Election Date, the Company has been treated as an “S corporation” (within the meaning of Section 1361 of the Code) and each of the Subsidiaries has been treated as a “qualified subchapter S subsidiary” (within the meaning of Section 1361 of the Code), in each case, for federal and applicable state and local Income Tax purposes and no Taxing Authority has challenged the effectiveness of such treatment or classification.

(b)    The ESOP Trust and each other shareholder of the Company have at all times on and after the S Corporation Election Date been eligible to be a shareholder of an S corporation under Code Section 1361(b)(1)(B). No Person other than the shareholders of the Company has owned any equity interest in the Company on or after the S Corporation Election Date. None of the Company, any Subsidiary or any shareholder of the Company has taken any action on or after the S Corporation Election Date that could reasonably be expect to result in the termination of the “S corporation” status of the Company or the termination of the “qualified subchapter S subsidiary” status of any Subsidiary for federal or any applicable state or local Income Tax purposes.

(c)    Neither the Company nor any Subsidiary has, on or after the S Corporation Election Date, (i) acquired assets from a corporation in a transaction in which the Tax basis of the Company or any Subsidiary, as applicable, with respect to the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” (other than Company’s acquisition of the Subsidiaries).

(d)    The Company and each Subsidiary have timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by them. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

(e)    All Taxes due and payable by the Company and each Subsidiary (whether or not shown or required to be shown on any Tax Return), have been paid. There are no Encumbrances for Taxes (other than for Taxes not yet due or payable) on any of the assets of the Company or any Subsidiary. The Company and each Subsidiary have remitted to the appropriate Taxing Authorities (i) all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other Person and (ii) all sales, use, ad valorem, and value added Taxes required to be collected and remitted, and all Tax Returns required to be filed or delivered in connection therewith (including without limitation IRS Forms W-2 and 1099) have been properly completed and timely filed or delivered.

(f)    The books and records of the Company and each Subsidiary relating to Taxes (including related work papers) have been adequately maintained for all taxable periods. No federal, state or local Tax audits or administrative or judicial Proceedings in respect of or that relate to Taxes are pending or being conducted with respect to the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any notice from any Taxing Authority indicating an intent to open an audit or other review. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of the Company or any Subsidiary.

(g)    Except as set forth in Schedule 4.9(g), neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) any election under Section 108(i) of the Code or (vi) use of the cash method of Tax accounting prior to the Closing.

(h)    Neither the Company nor any Subsidiary is or has been a beneficiary of or otherwise participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1) or any transaction subject to comparable provisions of state, local, or non-U.S. Law.

(i)    Neither the Company nor any Subsidiary is or has been a party to any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any agreement entered into in the ordinary course of business and with respect to which Taxes is not a primary purpose), or has any current or potential liability for the Taxes of any Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise, including without limitation pursuant to a contractual or legal obligation to indemnify any other Person with respect to Taxes.

(j)    None of the assets of the Company is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (iii) a “section 197(f)(9) intangible” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993). No Seller is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(k)    Except as required for each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, no Seller nor any of the Company Entities has requested or received any ruling from any Taxing Authority. For all material amounts of unclaimed property, each Seller and the Company Entities have complied in all material respects with applicable Laws relating to filing unclaimed property reports with the appropriate Governmental Authorities.

(l)    All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company, any Subsidiary or any of their Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Tax Authority that the Company or any Subsidiary is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

(m)    None of the assets of any of the Company Entities is an equity interest in another Person.

(n)    Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Law) as a result of the application of Section 280G of the Code to the consummation of the transactions contemplated by this Agreement. No amount or benefit that could be, or has been, received by any “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(o)    Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p)    The Company Entities do not have an interest in any arrangement or venture classified as a partnership for federal income tax purposes.

(q)    There is no power of attorney given by or binding on the Company or any Subsidiary and that will survive the Closing with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

Section 4.10    Governmental Permits. Schedule 4.10 sets forth a complete list of all Governmental Permits used in the operation of the Business or otherwise held by the Company Entities in connection with the Business, all of which are in full force and effect. Except as set forth on Schedule 4.10, the Company Entities have all Governmental Permits that are necessary to own, lease, operate and use its assets and to carry on and conduct the Business under and pursuant to all applicable Laws. The Company Entities have complied, and are in compliance, with all terms and conditions of the Governmental Permits in all material respects. No Proceeding is pending or, to the Knowledge of the Company, is threatened, nor have the Company Entities or any Seller received any notice of any claim of default contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Governmental Permit.

Section 4.11    Compliance with Laws. Except as set forth on Schedule 4.11, the Company Entities are in compliance with, and are conducting the Business in accordance with, all applicable Laws and Governmental Orders. The Company Entities are not, and have not been within the past five (5) years, subject to any subpoena, civil investigative demand, demand letter, audit, inquiry, formal or informal written request, survey or any other written notice of any alleged default or violation of any Law or Governmental Permit applicable to it or by which any of its properties or assets is bound.

Section 4.12    Health Care Regulatory Matters.

(a)    The Company Entities are, and since January 1, 2012 have been, (i) qualified to participate in all third party payor programs, including all Government Programs, in which the Company Entities participates and/or from which the Company Entities receive reimbursement; (ii) duly enrolled and certified in, or contracted with, all such third party payor programs, including such Government Programs; (iii) in compliance with the applicable conditions of participation or requirements with respect to participation in, and billing claims to, each such third party payor program and Government Program; (iv) timely, completely, and accurately filed all reports, data and other information required to be filed with any Government Program or Governmental Authority and (v) is receiving (subject to delays and adjustments in the ordinary course of business and in compliance with Law), payment under each of the applicable programs described in clause (a)(i) for services rendered to qualified beneficiaries. Schedule 4.12(a) sets forth a complete list of the Company Entities’ provider or supplier enrollment numbers with all applicable Government Programs. No notice of any offsets against future reimbursements from any Third Party Payor has been received by the Company Entities, nor is there any basis therefor. All repayment obligations have been made as required by contract or applicable Law. There are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements with respect to any Third Party Payor payments.

(b)    Except as set forth on Schedule 4.12(b), none of the Company Entities, the Sellers or any employee, officer or director of the Company Entities, has been served with or received since January 1, 2013 any search warrant, subpoena, civil investigative demand, audit, record request, formal or informal written request, contact letter or other personal contact or communication by or from any federal or state enforcement agency alleging or suggesting any violation of any Health Care Laws; furthermore, none of the actions described in this Section 4.12(b) is pending, or to the Knowledge of the Company, threatened. None of the Company Entities, the Sellers, any of the employed health care practitioners of the Company Entities or, to the Knowledge of the Company, any of the contracted health care practitioners of any of the Company Entities is party to a corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services, is a party to any deferred prosecution agreement with the Department of Justice, or otherwise has any continuing reporting obligations pursuant to any settlement agreement with any Governmental Authority. There is no litigation or Proceeding or inquiry or investigation pending or, to the Knowledge of the Company, threatened, with respect to the termination or suspension of the participation by the Company Entities or any Seller in any Government Program. None of the Company Entities, the Sellers, any of the employed health care practitioners of the Company Entities or, to the Knowledge of the Company, any of the contracted health care practitioners of the Company Entities has submitted or been named by another Person as a party to, or is involved in any arrangement that has been the subject of, a voluntary disclosure to any Governmental Authority related to any actual or potential violation of any Health Care Law, including without limitation any voluntary or self-disclosure to any Governmental Authority.

(c)    None of the Company Entities, the Sellers, or any of the Company Entities’ directors, officers or employed or contracted practitioners (i) is or has been debarred, excluded or suspended from participating in any Government Program, (ii) is being or has been investigated for, charged with, subject to sanction, disciplinary action, or convicted for a felony or any other crime in connection with any Government Program or violation of any Health Care Law, or (iii) had an outstanding and unpaid civil monetary penalty assessed under Section 1128A of the Social Security Act.

(d)    Each health care practitioner that is or has been employed or contracted by the Company Entities who is required by applicable Health Care Laws to have a license or certification in order to provide professional services (i) is, and at all times during which such practitioner has provided any health care services to or on behalf of any of the Company Entities has been, duly licensed and certified in each applicable jurisdiction as required by applicable Law, (ii) except as listed on Schedule 4.12(d), has not been sanctioned, disciplined or had his or her license suspended, cancelled, revoked, withdrawn, or limited by any applicable Governmental Authority, and (iii) no event has occurred, and fact, circumstance or condition exists that reasonably may result in the denial, loss, restriction, revocation, or rescission of any such license or certification. Each health care practitioner is, has been, or was during the period of time which such health care practitioner provided services to or on behalf of the Company Entities, duly certified to participate in, and has maintained appropriate participation in Government Programs, and no action is pending or threatened that may result in the discipline, suspension, revocation, or limitation by any applicable Governmental Authority of such participation.

(e)    The compensation paid to each health care practitioner who is or has performed services on behalf of the Company Entities does not vary, and has not varied, in any manner based on the volume or value of such practitioner’s referrals to or business generated for the Company Entities. None of the Company Entities, the Sellers, or any health care practitioner or employee acting on the Company’s behalf, has paid, solicited, received, or accepted remuneration (anything of value) in exchange for, or as an inducement to encourage, referrals for health care items or services. None of the Company Entities, the Sellers, or any of the Company Entities’ directors, officers, employees and health care practitioners has or had any financial relationships with any health care entity that does not comply with any applicable federal or state fraud and abuse Laws.

(f)    Each of the Company Entities currently is, and at all times has been, in material compliance with the applicable requirements of HIPAA. Each of the Company Entities has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company Entities have in effect with each entity acting as a Business Associate (as defined in HIPAA) of the Company Entities an agreement that satisfies all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a), and the Company Entities are in compliance with all such agreements in all material respects. The Company Entities have not received any complaint or audit from any individual, Person or Governmental Authority regarding the Company Entities’ or its agents’, employees’ or contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information held, accessed or maintained by the Company Entities in connection with the Business. There has not been any breach, as such term is defined in 45 CFR § 164.402 (“Breach”), involving Personal Information held, maintained or collected by or on behalf of the Company Entities in connection with the Business or, to the Knowledge of the Company, any non-permitted use or disclosure or security incident involving such Personal Information. The Company Entities have not notified, either voluntarily or as required by Law, any affected individual, any customer, any Governmental Authority, or the media of any Breach of Personal Information held, maintained or collected by or on behalf of the Company Entities in connection with the Business, and the Company Entities are not currently planning to conduct any such notification or investigating whether any such notification is required. To the Knowledge of the Company, the Company Entities are not subject to any pending action, Proceeding, or investigation, audit or review by a Governmental Authority, nor, to the Knowledge of the Company, has any such suit, Proceeding, or investigation, audit or review been threatened in writing, for (i) a violation of any the Company Entities’ policies or any Business Associate Agreements, (ii) a violation of any third party or entity’s privacy, personal or confidentiality rights under any Law, or (iii) the failure of the Company Entities’ with respect to any privacy or security audit.

Section 4.13    Legal Proceedings. There is no Proceeding or other compliance or enforcement action before any commission or other Governmental Authority pending or, to the Knowledge of the Company, threatened (a) against the Company Entities, any Seller, or any of the Company Entities’ directors, officers or employees with respect to or affecting the Company Entities’ operations, Business or financial condition; or (b) related to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no Proceedings pending or, to the Knowledge of the Company, threatened, that, individually or in the aggregate, would reasonably be expected to adversely affect the ability of the Company Entities or any Seller to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement. Schedule 4.13 contains a complete and accurate list and description (and any settlement terms) of all Proceedings filed within the last three (3) years, or, to the Knowledge of the Company, threatened in the last twelve (12) months: (i) by or against the Company Entities, any Seller, or any of the Company Entities’ directors, officers or employees with respect to or affecting the Company Entities’ operations, Business or financial condition; or (ii) related to the consummation of the transactions contemplated by this Agreement.

Section 4.14    Real Property.

(a)    The Company Entities do not own in fee simple any real property. The Company Entities are not party to any agreement or option to purchase any real property.

(b)    Set forth on Schedule 4.14(b) is a true, complete and accurate list, as of the date hereof, of all real property leases, subleases or other agreements to which the Company Entities are a party whether as a (sub)lessor, (sub)lessee, licensor, licensee, guarantor or otherwise (the “Company Leases”), along with the corresponding parties to such Company Leases and the street addresses corresponding therewith. The Company Leases have not been amended or supplemented except as set forth on Schedule 4.14(b). There is no Person (other than the Company) in possession of the real property subject to the Company Leases (the “Leased Real Property”). The Company Entities’ own a valid leasehold interest in all of the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.14(b), none of the Company Entities or any Seller leases or occupies any other real property that is used in connection with the Business. The Sellers have delivered to Buyer correct and complete copies of the Company Leases, together with any material documents in connection therewith.

(c)    Except as described on Schedule 4.14(c), with respect to each Company Lease: (i) such Company Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) such Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) the Company Entities have the right to quiet enjoyment of all Leased Real Property it occupies subject to leaseholds, for the full term of each such Company Lease and any renewal option related thereto; (iv) the Company Entities are not and, to the Knowledge of the Company, no other party to such Company Lease is in breach or default, nor has any event occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (v) the Company Entities have not assigned (whether collaterally or otherwise), transferred, conveyed, mortgaged or otherwise encumbered its leasehold interest under any Company Lease; (vi) there is no current dispute with any party under any Company Lease; and (vii) there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation or similar action affecting the Leased Real Property.

(d)    To the Knowledge of the Company, there are no covenants, rights-of-way, easements or similar restrictions affecting all or any portion of the Leased Real Property that materially impair the ability to use any such Leased Real Property in the operation of the Business of the Company Entities or adversely affect or detract from the value of any of such Leased Real Property or the ability to finance or lease any of such Leased Real Property.

(e)    Except as set forth on Schedule 4.14(e), the Leased Real Property (i) is in compliance in all material respects with all applicable Laws (including those pertaining to public and private restrictions, fire, safety, zoning and building Laws and ordinances, and Laws relating to the disabled) and (ii) is adequately maintained and in good operating condition and repair in all material respects.

Section 4.15    Personal Property. Except as set forth on Schedule 4.15, the Company Entities have good and valid title to all items of personal property owned by the Company Entities, and a valid and enforceable leasehold interest in all tangible items of personal property leased by or licensed to the Company Entities, in each case free and clear of all Encumbrances, except for

Permitted Encumbrances. Except as set forth on Schedule 4.15, such equipment and other personal property have been maintained in accordance with good business practices, and overall are in good operating condition and repair, normal wear and tear excepted, except where any failure would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.16    Material Contracts.

(a)    Schedule 4.16(a) sets forth a true and complete list as of the date hereof of all Material Contracts to which the Company Entities are a party or are otherwise bound. As used herein, “Material Contracts” means all of the following as of the date of this Agreement:

(i)    any contracts with any Third Party Payor pursuant to which any of the Company Entities generated revenues through billing of third parties, revenue guarantees or subsidy payments in excess of $50,000 in 2017;

(ii)    any contracts with any Material Supplier pursuant to which the any of the Company Entities made payments in excess of $50,000 in 2017;

(iii)    any Company Leases;

(iv)    any loan agreements, promissory notes, indentures, bonds, security agreements, mortgages, deeds of trust, extensions of credit or other agreements for Indebtedness in an amount in excess of $50,000;

(v)    any employment agreement, compensation, commission, consulting, independent contractor, severance agreement or other contract for the employment of any officer, employee or other individual that provides for annual compensation in excess of $75,000;

(vi)    any non-qualified deferred compensation, change in control or “parachute” agreement, severance or other plan or arrangement for the benefit of any officers and/or employees of any of the Company Entities;

(vii)    any contracts that obligate any of the Company Entities to act as a guarantor or surety irrespective of the amount involved;

(viii)    any contracts providing for the indemnification of any Person outside the ordinary course of business;

(ix)    any agreement to which any of the Company Entities is a party that is terminable upon, requires consent in connection with, or prohibits assignment in connection with, a change in ownership or control of the Sellers;

(x)    any agreement or contract containing any covenant or provision prohibiting any of the Company Entities from engaging in any line or type of business, engaging in any line or type of business in any geographical area, or competing with any other Person, other than confidentiality and non-solicitation agreements;

(xi)    any agreement pursuant to which any of the Company Entities manage the operations of any other Person, and any agreement pursuant to which any of the Company Entities have management services provided to it;

(xii)    any contract pursuant to which any of the Company Entities holds any rights or interests in any Company Intellectual Property granted by any other Person, or pursuant to which the any of the Company Entities grants any rights or interests in any Company Intellectual Property; and

(xiii)    any other contracts or commitments not identified above, whether in the ordinary course of business or not, which (A) involve future payments, performance of services or delivery of goods or materials, to or by the Business in an amount exceeding $50,000 on an annual basis, and (B) is not terminable by any of the Company Entities in ninety (90) days or less.

(b)    Except as set forth on Schedule 4.16(b) and as of the date hereof, each of the Material Contracts is (i) valid and binding on the applicable Company Entity and the other party or parties thereto, and is in full force and effect, and (ii) enforceable against the applicable Company Entity and the other party or parties thereto, in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. Except as set forth on Schedule 4.16(b), no Material Contract will be altered or accelerated as a result of the transactions contemplated by this Agreement, nor will the transactions contemplated hereby cause to vest or accrue any termination right in any Material Contract exercisable by the other party thereto, and no party to a Material Contract is entitled to notice of, or to consent to, the transactions contemplated hereby. As of the date hereof, none of the Company Entities nor, to the Knowledge of the Company, any other party, is in violation or breach of or in default under, nor, to the Knowledge of the Company, does there exist any event, condition or omission that, with or without the giving of notice, lapse of time or both, would result in a violation or breach of, or constitute a default under, or would give rise to any claim for damages or right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrances upon any of the assets or properties of the Company Entities under, any Material Contract. The Sellers have made available to Buyer a correct and complete copy of each Material Contract.

(c)    In the twelve (12) months immediately preceding the date hereof, none of the other parties to any Material Contract: (i) has refused, or communicated that it will or may refuse, to continue performing under such Material Contract; (ii) has communicated to any Company Entity that it will or may substantially reduce its performance under such Material Contract; (iii) has communicated to any Company Entity that it will not or may not renew or extend its Material Contract beyond the existing terms; or (iv) otherwise threatened or proposed any material change in the business relationship, except as related to the sale of the assets by the DME Business.

Section 4.17    Intellectual Property and Business Systems.

(a)    Set forth on Schedule 4.17(a) is a true and complete list of all Intellectual Property owned by the Company Entities that is subject to any current issuance, current registration, or currently pending application by or with any Governmental Authority throughout the world and all Intellectual Property held for use by the Company Entities, as of the date hereof. The Company Entities are the sole and exclusive owner of all right, title, and interest in and to the Intellectual Property purported to be owned by the Company Entities, and have the valid and enforceable right to use all other Company Intellectual Property used, held for use in or necessary for the conduct of the Business, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all registrations of such Intellectual Property are subsisting and in full force and effect, except as set forth on Schedule 4.17(a). The Company Entities have taken all necessary steps to maintain and enforce the Intellectual Property of the Company Entities.

(b)    Except as set forth on Schedule 4.17(b), (i) there are no claims pending or threatened against the Company Entities or any Seller contesting the use or ownership or validity of any Company Intellectual Property, or alleging that the Company Entities or any Seller is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, and (ii) there are no claims pending or threatened by the Company Entities or any Seller against any Person alleging infringement, misappropriation or violation of any of the Company Intellectual Property. No Seller is aware of any facts or circumstances that could give rise to any such claims.

(c)    Except as set forth on Schedule 4.17(c), the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, Entities have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of the Company Entities.

(d)    The Company has taken all necessary actions to protect and maintain the confidentiality, secrecy and value of the Company Intellectual Property, confidential information and trade secrets of the Company. Neither have been used by or disclosed to any Person except pursuant to valid non-disclosure agreement with commercially reasonable protections of the confidential information and trade secrets made available to such Person. There has not been any breach by any third party of any confidentiality obligation to the Company. All current and former employees of the Company, and all current and former independent contractors and consultants of the Company, who have had access to confidential or proprietary information of the Company have entered into confidentiality agreements with the Company.

(e)    All Business Systems are free of any virus, malware, spyware or other device or code (“Malicious Code”) that could reasonably be expected to disrupt, disable or otherwise impair the normal operation of, or provide unauthorized access to, any Business System, or damage, destroy or prevent access to or use of any data or file. Each of the Company Entities has taken commercially reasonable steps to prevent the introduction of Malicious Code into any Business System.

(f)    The Business Systems are reasonably sufficient for the immediate and anticipated needs of the Business as currently conducted. The Business Systems are in sufficiently good working condition to perform all information technology operations necessary for the conduct of the Business. There has been no unauthorized access, use, intrusion, or breach of security, or material failure or other adverse event affecting any Business System. The Company Entities have taken commercially reasonable actions to protect the integrity and security of the Business Systems and the data and other information stored or processed thereon. The Company Entities maintain and adhere to commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures and facilities, regularly tests the foregoing, and such plans, procedures and facilities have proven effective upon such testing.

(g)    Set forth on Schedule 4.17(g)(i), is an accurate and complete list (including name and product description) of all Software owned or purported to be owned, in whole or in part, by any of the Company Entities (“Company-Owned Software”). To the extent that any Company-

Owned Software has been developed or created by an employee or any consultant, contractor, or other Person for or on behalf of any of the Company Entities, such Company Entity has executed a valid and enforceable agreement with such employee or Person assigning all of such Person’s rights in and to such Company-Owned Software (copies of which have been made available to Buyer) and thereby has obtained exclusive ownership of all Intellectual Property in such Company-Owned Software by operation of law or by valid assignment. None of the source code owned or purported to be owned by any of the Company Entities has been published, disclosed or put into escrow by the Company Entities for any reason. The Company Entities do not use any Open Source Software in any manner or any modification or derivative work thereof. No Intellectual Property rights owned by a third party are material to the Business as conducted or contemplated to be conducted.

Section 4.18    Employee Benefits.

(a)    Set forth on Schedule 4.18(a) is a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified), including deferred compensation arrangements that are referenced in an employment agreement, and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), (i) which is maintained or contributed to, for or on behalf of the current or former employees of the Company, any ERISA Affiliate thereof or any other individuals who provide or have provided services to the Company or any ERISA Affiliate thereof; (ii) with respect to which the Company or any ERISA Affiliate thereof has any expense, liability or obligation to or with respect to any current or former officer, director, employee, service provider or the dependents or beneficiaries thereof, regardless of whether funded; or (iii) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored, maintained or contributed to by the Company or any ERISA Affiliate thereof or that benefits any current or former employee or service provider of the Company or to which the Company is a party or has any expense, liability or obligation. Neither Company, any ERISA Affiliate thereof, nor any other Person has announced any plan or made any commitment to create or enter into any additional plan, arrangement, agreement or policy which would constitute a Benefit Plan if in existence on the date hereof or to amend or modify any existing Benefit Plan.

(b)    Except as set forth on Schedule 4.18(b), each Benefit Plan has been established, maintained and administered in accordance with its terms and is in compliance with all applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination or opinion letter from the IRS as to its qualified status, or is maintained pursuant to a volume submitter or prototype document for which a favorable IRS opinion or advisory letter has been issued which may be properly relied upon by the respective Benefit Plan. All contributions to, and payments from, each Benefit Plan that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made.

(c)    Except as set forth on Schedule 4.18(c), neither the Company nor any ERISA Affiliate thereof maintains, contributes to, is required to contribute to, or has any liability with respect to (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412 or 436 of the Code, (ii) any

Multiemployer Plan (as defined in Section 3(37) of ERISA), (iii) any Multiple Employer Plan (as defined in Section 413(c) of the Code), or (iv) any Multiple Employer Welfare Arrangement (as defined in Section 3(40) of ERISA) and neither the Company nor any ERISA Affiliate thereof has maintained, contributed to, been required to contribute to, or had any liability with respect to any plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years prior to the date of this Agreement. For purposes of this Section 4.18, an “ERISA Affiliate” is any entity that is considered a single employer with the Company under Section 414 of the Code.

(d)    Neither any Benefit Plan nor the Company or any ERISA Affiliate thereof provides or has an obligation to provide medical, life insurance or other welfare benefits to any individual (other than to beneficiaries and dependents of active employees) at a time when he or she is not an employee of the Company or any ERISA Affiliate thereof (other than as required under Section 4980B of the Code or any similar Law). Each “group health plan” (within the meaning of Code section 5000(b)(1)) maintained by the Company is in compliance in all material respects with the applicable requirements of the Affordable Care Act (“ACA”), all documents are in compliance in all material respects with current ACA requirements, and there exists no basis upon which the Company would reasonably be expected to be subject to any fine or penalty under the ACA.

(e)    Each funded Benefit Plan that is a welfare plan as defined in Section 3(1) of ERISA, the benefits under which are not provided exclusively from the assets of the Company or any ERISA Affiliate of the Company or through insurance contracts, is qualified under Section 501(c)(9) or Section 501(c)(17) of the Code; and the trusts maintained in connection with all such Benefit Plans are exempt from tax under Section 501(a) of the Code. All Benefit Plan assets that are not held by a regulated insurance company are invested in a separate trust, or in a trust with one or more other similar plans under which the assets of each plan are separately accounted for and available only to provide benefits to employees and beneficiaries covered under the Benefit Plan and to pay allocable administrative expenses. Each insurance contract through which benefits under a Benefit Plan are provided provides benefits only for employees and dependents covered under the Benefit Plan. Each Benefit Plan is maintained by Company or any ERISA Affiliate of Company under a plan document which does not provide for other participating employers except for Company or any ERISA Affiliate of Company; and no Benefit Plan provides or has provided credit with respect to service other than with Company or any ERISA Affiliate of Company.

(f)    The Sellers have made available to Buyer with respect to each Benefit Plan, where applicable, true, complete and correct copies of (i) the current plan document and amendments thereto (including all insurance contracts, evidences of coverage and other related documents); (ii) the current trust agreement or other funding arrangements (including insurance policies) and amendments thereto; (iii) the three (3) most recent Form 5500 annual reports; (iv) the most recent summary plan description and summaries of any material modification thereto; (v) all material correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation regarding any Benefit Plan; (vi) all discrimination testing for each Benefit Plan for the three (3) most recent plan years; (vii) the most recent determination or opinion letter received from the IRS regarding the Benefit Plans; (viii) the latest financial statements for the Benefit Plans; (ix) the testing results showing compliance with Section 409(p) of the Code; (x) the most recent actuarial valuations, if applicable, and latest financial statement for each of the Benefits Plans; and (xi) any other material documents related to a Benefit Plan.

(g)    Except as set forth on Schedule 4.18(g), there is no pending or, to the Knowledge of the Company, threatened, Proceeding relating to a Benefit Plan (other than routine claims for benefits) or under workers’ compensation Law, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program or the Delinquent Filers Voluntary Correction Program). The Seller has properly classified individuals providing services as independent contractors or employees, as the case may be.

(h)    Except as set forth on Schedule 4.18(h), none of the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder or the consummation of the transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any employee, director or other individual providing services to the Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Benefit Plan, or (iii) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate any Benefit Plan.

(i)    No Benefit Plan has engaged in any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company has not, nor to the Knowledge of the Company, has any other Person, engaged in any transaction with respect to any Benefit Plan that would be reasonably likely to subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA. The sale of the ESOP Shares to Buyer and execution and performance of this Agreement do not create liability with respect to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975.

(j)    Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. No Benefit Plan or individual agreement with any employee or service provider of Seller or the Company provides for any actual or potential obligation to reimburse or otherwise “gross up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code or otherwise. The Company is not a party to any agreement that would require the Company to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(k)    As of the Closing, the ESOP has been terminated by the Company, and except as set forth on Schedule 4.18(k), neither the ESOP nor the Company is subject to any claims in respect of the ESOP, except for payment of benefits and expenses payable in the sale of the ESOP Shares and the ordinary course of the administration and winding up of the ESOP.

(l)    The ESOP Shares constitute “employer securities,” as defined in Code Sec. 409(l), and “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA. Each purchase and sale of ESOP Shares to or from the ESOP was determined to be in the best interests of, and fair from a financial point of view to, the participants and beneficiaries in the ESOP, including upon the establishment of the ESOP. At each time ESOP Shares were purchased, the valuation of such shares was performed by an independent appraiser within the meaning of Section 401(a)(28)(C) of the Code. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA. The sale of the ESOP Shares to Buyer and execution and performance of this Agreement do not create liability with respect to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975.

(m)    The ESOP complies and has always complied in all respects with Section 409(p) of the Code, and neither the Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code. There are no items that would be considered “synthetic equity” as defined in Section 409(p)(6)(C) of the Code or under the regulations issued thereunder. No Company stock has been allocated to a “disqualified person” (as that term is defined in Section 409(p)(4) of the Code) in a “nonallocation year” (as that term is defined in Section 409(p)(3) of the Code), and there has never been an “a “nonallocation year” for the ESOP. Except as set forth on Schedule 4.18(m), there are no documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any transactions involving the ESOP.

(n)    There are no pending elections by any participant in the ESOP to receive distributions from the ESOP in the form of securities of the Company.

(o)    Neither the terms of the ESOP nor any provision of ERISA, the Code or any applicable legal requirement requires that the transactions contemplated by this Agreement be approved by the vote of the participants in the ESOP as to Company stock allocated to their accounts or otherwise.

(p)    The Company is not a party to any agreement that would require the Company to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

Section 4.19    Labor Matters.

(a)    Schedule 4.19(a) sets forth a true and complete list of the following information (to the extent applicable) with respect to each employee of the Company Entities, including each employee on leave of absence or layoff status: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base salary rate or current hourly wage rate; (v) commission, bonus or other incentive-based compensation; (vi) accrued, unused paid-time off; (vii) leave status; (viii) exempt or non-exempt status regarding the application of federal and state wage and hour Laws; and (ix) a description of the fringe benefits provided to each such individual as of the date hereof. No Person will have any claim for severance pay as a result of this Agreement or the consummation of the transactions contemplated hereby.

(b)    There is no collective bargaining agreement in effect or currently being negotiated between any of the Company Entities and any labor unions or organizations representing any of the employees of the Company Entities. The Company Entities have not experienced any threatened or actual organized slowdown, work interruption, strike, work stoppage or material labor dispute by its employees and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activity pending or threatened involving employees of the Company Entities.

(c)    The Company Entities are, and since January 1, 2013, have been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination, work authorization and occupational health and safety, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act. All individuals who are performing consulting or other services for the Company Entities are correctly classified as either “independent contractors” or “employees,” as the case may be. There is no Proceeding brought by or on behalf of any employee or former employee of the Company Entities under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act or any other Law pending or, to the Knowledge of the Company, threatened, against any of the Company Entities.

Section 4.20    WARN Act. Within the past two (2) years, the Company Entities have not implemented any employee layoffs or facility closures or taken any other action that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law or regulation (collectively, the “WARN Act”), and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date. No notice shall be required under the WARN Act or any similar applicable Law in connection with this Agreement or the transactions contemplated hereby.

Section 4.21    Environmental Matters.

(a)    Except as set forth on Schedule 4.21(a): (i) the Company Entities are in compliance in all material respects with Environmental Laws and holds and is in compliance in all material respects with all Governmental Permits required pursuant to Environmental Laws; (ii) the Company Entities have not assumed, undertaken or to Company’s Knowledge otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws; (iii) the Company Entities have not received any written notice of any violation of any Environmental Laws; and (iv) the Company Entities have not Released any Contaminant at, on, under or from any property leased by any of the Company Entities in violation of any Environmental Laws.

(b)    None of the Company Entities or any Seller has disposed of or Released any Contaminant on the Leased Property so as to give rise to any liabilities or investigatory, corrective or remedial obligations under any Environmental Laws.

Section 4.22    Insurance. Schedule 4.22 sets forth a true, correct and complete schedule which describes all insurance policies currently maintained by the Company Entities in connection with the operation of the Business. True, correct and complete copies of such insurance policies have been made available to Buyer. All of such insurance policies which are now in effect (a) are valid, outstanding and enforceable; (b) to the Knowledge of the Company, are issued by an insurer that is financially sound and reputable; (c) provide adequate insurance coverage for the assets and operations of the Company Entities; (d) are sufficient for compliance with all Laws and agreements to which the Company Entities are bound; and (e) shall continue to remain in full force and effect up to and including the Closing Date in accordance with their respective terms. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company Entities will not be liable for retroactive premiums or similar payments, and the Company Entities are otherwise in compliance in all material respects with the terms of such policies applicable to them. To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than increases that are consistent with the increases experienced by the industry in which the Company Entities doe business) with respect to, any such policy.

Section 4.23    Related Party Transactions. Except as set forth on Schedule 4.23: (a) no Related Party has, and no Related Party has had within the past three (3) years, any interest in any material property or asset, tangible or intangible, used by the Company in the conduct of the Business; (b) no Related Party is or has, within the past three (3) years, been indebted to the Company Entities or any Seller (other than for ordinary travel and expense advances) and the Company Entities have not been indebted to any Related Party; and (c) no Related Party has entered into, or has any financial interest in, any material contract, transaction or business dealing with or involving the Company Entities.

Section 4.24    Shareholder Investments. No Seller, or any immediate family member of any Seller, owns, directly or indirectly, any interest or has any investment in any corporation, business or other Person that is a competitor of the Company Entities or that does business with the Company Entities.

Section 4.25    Third Party Payors and Material Suppliers.

(a)    Schedule 4.25(a) sets forth a true and complete list of each third party payor, including, without limitation, each Government Program from whom payments have been received by the Company Entities since December 31, 2016 (each, a “Third Party Payor”).

(b)    Schedule 4.25(b) sets forth a true and complete list of each of the top twenty (20) suppliers of the Company Entities (by volume in dollars of purchases from such suppliers) (the “Material Suppliers”), during each of the fiscal years ended December 31, 2017 and 2016, and the amount of purchases from each Material Supplier during each such period.

(c)    Except as set forth in Schedule 4.25(c), during the twelve (12) months immediately preceding the date hereof, there has been no actual or, to the Knowledge of the Company, indicated or threatened, termination, cancellation or material limitation of, or any material modification or adverse change in, the business relationship or pricing between the Company Entities and any Third Party Payor or Material Supplier.

(d)    There are no Third Party Payor contracts pursuant to which a Company Entity receives payments but a Person or entity rather than a Company Entity is the party thereto.

Section 4.26    Brokers. Except as set forth on Schedule 4.26, neither the Company Entities nor any Seller or any Person acting on the Company Entities’ or any Seller’s behalf has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of this Agreement or the transactions contemplated hereby. In the event any such fee is due, the Company Entities and the Sellers acknowledge and agree that such fee shall be the sole responsibility of the Company Entities and the Sellers, and Buyer will not have any responsibility therefor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1    Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 5.2    Authorization, Validity and Effect of Agreement. Buyer has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Buyer Documents”), and to perform its obligations hereunder to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Documents, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the Buyer Documents have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery by each other party thereto) constitute legal, valid and binding obligations of Buyer, each enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 5.3    No Conflict. None of the execution and delivery by Buyer of this Agreement or any of the Buyer Documents, the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will give any Person the right to prevent any of the transactions contemplated hereby or thereby pursuant to (i) any provision of Buyer’s Organizational Documents, (ii) any Law to which Buyer or its assets are subject, or (iii) any contract to which Buyer is a party or by which Buyer is otherwise bound.

Section 5.4    Brokers. Neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause the Company Entities to, (i) conduct the Business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact the Business and current organization of the Company Entities, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Entities. Without limiting the generality of the foregoing, between the date of this Agreement and the

Closing, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 6.1 or as required by applicable Law, neither the Sellers nor the Principals shall, and shall cause the Company Entities not to, do or take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    any action or omission that would result in a breach of any of the representations, warranties or covenants made by the Company Entities or the Sellers in this Agreement;

(b)    amend or propose to amend any of the Organizational Documents of the Company Entities;

(c)    (i) issue, sell, repurchase, redeem or acquire any Shares or other equity interests of the Company Entities, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such Shares or other equity interests of the Company Entities, or (ii) adjust, split, combine, subdivide or reclassify any Shares or other equity interests of the Company Entities;

(d)    grant any increase in the base compensation of, or pay any bonuses or other compensation (including, without limitation, any severance or termination pay) to, any of the employees of the Company Entities;

(e)    adopt, amend or increase the payments or benefits under any Benefit Plan;

(f)    enter into, amend, terminate, renew or assign any employment or consulting contract, any Company Lease, or any other Material Contract;

(g)    acquire inventory, assets or other properties outside of the ordinary course of business or in excess of $60,000 in the aggregate, including without limitation acquire any business or Person or division thereof, whether by merger, consolidation, the purchase of a substantial portion of the assets or equity interests of such business or otherwise;

(h)    incur, assume or guaranty any Indebtedness or capitalized lease obligations or make any loans, advances or capital contributions to, or investments in, any other Person;

(i)    cancel, compromise, waive or release any right or claim (or series of related rights and claims) involving more than $25,000;

(j)    declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any Shares or other equity interests of the Company Entities;

(k)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m)    institute, settle or compromise any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(n)    (i) settle or compromise any Tax claim, audit or assessment, (ii) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Entities, or (v) take any other action if such action would have the effect of increasing the Tax liability of the Company Entities for any taxable period (or portion thereof) beginning after the Closing Date;

(o)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

(p)    sell, transfer or otherwise dispose of any material assets of the Company or material to the operation of the Business;

(q)    make any expenditures outside of the ordinary course of business;

(r)    authorize or enter into any agreement, understanding or commitment, whether oral or written, to do any of the foregoing; or

(s)    take any action that would cause or result in the termination of the S corporation status of the Company.

Section 6.2    Access and Investigation. Between the date of this Agreement and the Closing, the Principals and the Sellers shall, and shall cause the Company Entities to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company Entities or the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Sellers as Buyer or any of its Representatives may reasonably request; and (c) otherwise cooperate and assist with Buyer’s investigation of the Company Entities and the Business. In addition, between the date of this Agreement and the Closing, Buyer will be provided access to the Company Entities’ employees, suppliers and other Persons having business relations with the Company Entities and the Business, at such times and in the manner mutually agreed to by Buyer and the Sellers (it being understood that the Sellers will permit Buyer to have reasonable access to such Persons). No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company Entities or the Sellers in this Agreement.

Section 6.3    Notice of Certain Events. Between the date of this Agreement and the Closing, Buyer, the Principals, or Sellers, as the case may be (any such Party, the “Disclosing Party”), shall promptly notify the other Party in writing if the Disclosing Party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Disclosing Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party, such Disclosing Party shall promptly deliver to the other Parties a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, Buyer, the Sellers, or the Principals, as the case may be, shall promptly notify the other Parties of the occurrence of any breach of any covenant by such Party in this Article VI or of the occurrence of any event that may make the satisfaction of any conditions in Article VII impossible or unlikely. No disclosure pursuant to this Section 6.3 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

Section 6.4    Required Approvals.

(a)    As promptly as practicable after the date of this Agreement, the Principals and the Sellers shall, and shall cause the Company Entities to, use commercially reasonable efforts to obtain the consents required in connection with the transactions contemplated hereby as set forth in Schedule 6.4(a).

(b)    As promptly as practicable after the date of this Agreement, the Principals and the Sellers shall, and shall cause the Company Entities to, make, or cause to be made, all filings required by Law to be made by the Company Entities or the Sellers to consummate the transactions contemplated hereby.

(c)    In furtherance of the foregoing, the Parties, as applicable, will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided that the Parties hereto understand and agree that the commercially reasonable efforts of any Party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of their respective Affiliates’ businesses, assets or properties. Each of Buyer and the Sellers shall promptly provide the other copies of material written communications with, and shall keep one another informed as to the substance of any meeting with, any Governmental Authority regarding the matters set forth in this Section 6.4, subject to any confidentiality obligations and applicable Law.

(d)    If any consent, approval or authorization necessary to preserve any right or benefit under any contract to which any of the Company Entities is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use reasonable best efforts to provide Buyer with the rights and benefits of the affected contract for the term thereof and, if Sellers provide such rights and benefits, Buyer shall assume all obligations and burdens thereunder.

Section 6.5    Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and the Principals and the Sellers shall cause the Company Entities to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.6    Tax Matters.

(a)    Sellers will prepare, or cause to be prepared, all Tax Returns for the Company and each of the Subsidiaries for all taxable periods ending on or prior to the Closing Date but which are filed after the Closing Date. Such Tax Returns shall be prepared in accordance with applicable Laws, and to the extent not inconsistent with applicable Laws, the past practices of the Company and the Subsidiaries, as applicable, in preparing Tax Returns. Sellers will provide Buyer with copies of any such Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date thereof, giving effect to any extensions thereto (or, in the case of Tax Returns other than with respect to Income Taxes, a reasonably practicable amount of time, which shall not be less than three (3) Business Days prior to the due date thereof, giving effect to any extensions thereto), and Sellers shall incorporate any such reasonable comments into such Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns of the Company for any Straddle Periods. Buyer will provide Sellers with copies of any such Tax Returns for Sellers’ review and comment at least thirty (30) days prior to the due date thereof, giving effect to any extensions thereto (or, in the case of Tax Returns other than with respect to Income Taxes, a reasonably practicable amount of time, which shall not be less than three (3) Business Days prior to the due date thereof, giving effect to any extensions thereto), and Buyer will consider any such comments in good faith.

(b)    Any Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Merrell Trust. Buyer and Sellers shall cooperate in preparing, executing and filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer and Sellers shall use commercially reasonable efforts (including, for instance, the delivery of resale certificates) to minimize the occurrence of Transfer Taxes and any associated Tax Return (or other documentation) filing requirements in connection therewith.

(c)    After the Closing, the Parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such Parties in their preparation of any Tax Returns required to be filed by or with respect to the Company or any of the Subsidiaries. Such cooperation shall include access during normal business hours afforded to the Parties and their respective agents and Representatives to, and reasonable retention by such Parties of, Tax records related to the Company and the Subsidiaries.

(d)    For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

(e)    For Tax purposes, unless otherwise required by applicable Law, the Parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price.

Section 6.7    Confidentiality; Public Announcement.

(a)    Confidentiality. From and after the Closing, the Sellers and the Principals shall, and shall cause their respective Affiliates and Representatives to, hold in confidence any and all information, whether written or oral, concerning Buyer, the Company or the Business, except to the extent that the Sellers or the Principals can show that such information (i) is generally available to and known by the public through no fault of the Sellers, the Principals, or any of their respective Affiliates or Representatives; or (ii) is lawfully acquired by the Sellers, the Principals, or any of their respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Sellers, the Principals, or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Parties are advised by their counsel in writing is legally required to be disclosed; provided that the Sellers or the Principals shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)    Public Announcement. Except as required by Law or the applicable rules of any stock exchange, no Party will issue any report, statement or release to the public with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto.

Section 6.8    Restrictive Covenants. In consideration of the Purchase Price received by the Sellers under this Agreement, the Merrell Trust and the Principals hereby covenant and agree as follows:

(a)    During the period commencing on the Closing Date and ending on the six (6) year anniversary of the Closing Date (the “Restricted Period”), neither the Merrell Trust nor any Principal shall, directly or indirectly, do any of the following:

(i)    engage or invest in, own, manage, operate, finance, control, be employed by, render services or advice or other aid to, or be connected or associated with in any capacity, including without limitation as an individual, partner, shareholder, manager, officer, director, employee, principal, agent, consultant, advisor, developer or trustee, any Person or enterprise that engages in, or plans to become engaged in, any Competing Business within the Covered Area;

(ii)    induce or solicit, or attempt to induce or solicit, any Person that is, or was during the two (2) year period ending on the Closing Date, a customer, supplier or business relation of the Company Entities or the Business to cease doing business with Buyer, the Company Entities or Business or any of their respective successors or Affiliates, in any way interfere with the relationship between or among Buyer, the Company Entities, the Business or any of their respective successors or Affiliates and any such customer, supplier or business relation, or solicit the business of any such customer, supplier or business relation for any Competing Business.

(b)    During the Restricted Period, neither the Merrell Trust nor any Principal shall, directly or indirectly or by assisting others, induce or solicit, or attempt to induce or solicit, any employee or independent contractor of Buyer, the Company Entities, the Business or any of their respective successors or Affiliates who was an employee or independent contractor of the Company Entities or the Business at any time during the two (2) year period ending on the Closing Date to leave the employ or service of Buyer, the Company Entities, the Business or any of their respective successors or Affiliates, in any way interfere with the relationship between or among Buyer, the Company Entities, the Business or any of their respective successors or Affiliates and any such employee or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ or otherwise engage as an employee, independent contractor or otherwise, any such employee or independent contractor.

(c)    As used herein, the term “Competing Business” shall mean the business of providing: (i) hospice care and skilled health services and (ii) home care and unskilled home health services. As used herein, the term “Covered Area” shall mean the States of New Mexico.

(d)    The Company, the Merrell Trust, and each Principal acknowledge and agree that: (i) the duration, scope and geographic area of the covenants contained in this Section 6.8 are fair, reasonable and necessary in order to protect the goodwill and legitimate business interests of the Company and Buyer and to prevent any unfair advantage conferred upon the Merrell Trust or the Principals; (ii) that adequate consideration has been received by the Merrell Trust and the Principals for such obligations, and that these obligations do not prevent the Merrell Trust or the Principals from earning a livelihood; (iii) Buyer would not have entered into this Agreement or made the payments to the Merrell Trust hereunder unless the Merrell Trust and the Principals agreed to be subject to all of the restrictions set forth in this Section 6.8; and (iv) the Merrell Trust and the Principals have been represented by counsel of their choosing in the negotiation of this Agreement, including this Section 6.8, and that the Merrell Trust and the Principals are voluntarily agreeing to this Section 6.8. If, however, any of the covenants set forth in this Section 6.8 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined by a court of competent jurisdiction that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(e)    In the event of a breach by the Merrell Trust or any Principal of any covenant set forth in this Section 6.8, the Restricted Period with respect to the Merrell Trust or such Principal, as applicable, will be extended by the period of the duration of such breach.

(f)    The Company, the Merrell Trust, and each Principal acknowledge that a breach by such Party of any of the covenants set forth in Section 6.8 of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that Buyer will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (i) restraining such Party from engaging in any action that would constitute or cause a breach or violation of this Section 6.8, (ii) obtaining specific performance to compel such Party to perform his or its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.

Section 6.9    Release.

(a)    Each Seller and Principal, for itself or himself and its or his heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company Entities, Buyer, and Buyer’s Affiliates, and each of their respective predecessors, successors, assigns, divisions, direct or indirect Subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents, attorneys and other Representatives, including their employee benefit plans and programs, administrators, and fiduciaries (collectively, the “Released Parties”), from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Claims”), and hereby irrevocably agree to refrain from, directly or indirectly, asserting any Claim or demand or commencing (or causing to be commenced) any suit, action or Proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Claim. Notwithstanding the preceding sentence and the following subsections of this Section 6.9, “Claims” does not include, and the provisions of this Section 6.9 shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or any other Transaction Document.

(b)    The released Claims include, without limitation, any and all Claims under federal, state or local Laws pertaining to employment, including the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local Laws regarding employment discrimination and/or federal, state or local Laws of any type or description regarding employment, including, but not limited to, any Claims arising from or derivative of any Seller’s employment with the Company Entities, as well as any and all Claims under state contract or tort Law or otherwise.

(c)    For the purpose of implementing a full and complete release of Claims, each Seller and Principal understands and agrees that the release in this Section 6.9 is intended to include all Claims, if any, which such Party may have or which such Party does not now know or suspect to exist in such Party’s favor against Buyer and/or any of the Released Parties, subject to the limitations set forth in Section 6.9(a). By signing this Agreement, each Seller and Principal hereby discharges and extinguishes those Claims, subject to the limitations set forth in Section 6.9(a). Accordingly, each Seller and Principal expressly waives all rights afforded by any statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown Claims. Each Seller and Principal makes this waiver with full knowledge of such Party’s rights and specific intent to release both such Party’s known and unknown Claims.

(d)    In exchange for the payments that the Sellers are receiving pursuant to this Agreement, each Seller and Principal acknowledges and agrees that (i) prior to signing this Agreement, such Party read and understood each and every provision of this release; (ii) such Party has been advised to consult with an attorney concerning the legal consequences of this release; (iii)

such Party knowingly and voluntarily signed this release with complete understanding of all relevant facts, and such Party has not been forced, coerced, fraudulently induced or pressured in any manner whatsoever to sign this release; and (iv) such Party is not waiving, releasing, or otherwise discharging any Claims under the ADEA that may arise after the date such Party signs this release.

(e)    In exchange for releasing any Claims as described above, each Seller and Principal is receiving certain payments or benefits to which such Party is not otherwise entitled. Each Seller and Principal is not releasing any Claims that cannot be released under applicable Law. This release will not prevent any Seller or Principal from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation conducted by the EEOC; provided, however, that claims by any Seller or Principal for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

(f)    Each Seller and Principal represents that such Party has not filed any action, complaint, charge, grievance or arbitration against any of the Released Parties.

Section 6.10    Insurance for Pre-Closing Occurrences or Events. As of the Closing, the Company will obtain Tail Insurance with a reporting period not less than the greater of (a) three (3) years or (b) the applicable statute of limitations for actions covered by Company’s insurance policies, without any lapse in coverage. The premium and other costs of the Tail Insurance shall be Transaction Expenses paid by the Sellers. For purposes of this Agreement, “Tail Insurance” shall be deemed to mean the extended reporting period endorsements or similar coverage reasonably acceptable to Buyer from an insurer reasonably acceptable to Buyer that will provide insurance coverage for all events that occurred in the period prior to the Closing Date if such events or occurrences would give rise to a claim under any currently existing general and professional liability insurance policies, regardless of whether such events or occurrences are known or unknown to the Sellers as of the Closing Date.

Section 6.11    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12    Sale of DME Business. Prior to the Closing, the Principals and the Sellers shall cause the Company to sell its durable medical equipment business (the “DME Business”) by either (i) selling all the outstanding equity interests of Ambercare Medical Supply Company or (ii) selling substantially all of the assets of Ambercare Medical Supply Company. The sale of the DME Business shall be consummated pursuant to a definitive purchase agreement, such purchase agreement being acceptable to Buyer it its sole discretion.

Section 6.13    No Shop. Unless and until this Agreement is terminated pursuant to Article IX, none of the Acquired Company Entities nor any of the Principals or the Sellers shall, directly or indirectly, through any officer, director, manager, employee, agent, intermediary, Affiliate or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of an interest in any of the Acquired Company Entities or any of the assets of the Acquired Company Entities or any transaction, in each case, that would adversely affect the consummation of the transactions contemplated by this Agreement, (b) participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to purchase any interest the Acquired Company Entities or any of the assets of any of the Acquired Company Entities or any transaction, in each case, that would adversely affect the consummation of the transactions contemplated by this Agreement or (c) approve or undertake any of the foregoing transactions. If any of the Acquired Company Entities or any of the Principals or the Sellers receives an offer or proposal relating to any purchase of an interest in any of the Acquired Company Entities or the assets of any of the Acquired Company Entities, such Company or such Principal or Seller shall promptly notify the Buyer of the receipt of such offer.

Section 6.14    Financial Information; Audits. Upon the request of the Buyer made to the Principals or the Sellers, the Principals or the Sellers shall provide to the Buyer copies of, or shall provide the Buyer reasonable access to, such factual information as may be reasonably and timely requested by the Buyer, and in the possession or control of the Principals or the Sellers or their respective Affiliates or accountants, to enable the Buyer’s parent (and/or its Affiliates) to file its or their Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, in each case, including all amendments thereto, if, as and when such filing may be required by the United States Securities and Exchange Commission. After the Closing, the Principals and the Sellers shall allow an independent public accounting firm retained by the Buyer at Buyer’s expense (the “Auditor”) to conduct an audit of the financial statements of each of the Company Entities for their most recently completed three fiscal years and shall cooperate with the Auditor in the conduct of such audit. In addition, after the Closing (but not more than 10 Business Days after the Buyer’s request therefor made to the Sellers), the Sellers agree to provide to the Auditor a letter of representation in form and substance reasonably satisfactory to the Buyer (the “Representation Letter”) and, if requested by the Auditor, historical financial statements for each of the Company Entities, including income and balance sheet data for such Company and opinions. Without limiting the foregoing, after the Closing: (a) the Buyer or the Auditor may audit the operating statements of each of the Company Entities, and the Principals or the Sellers shall provide such documentation as the Buyer or the Auditor may reasonably request in order to complete such audit, and (ii) the Sellers shall furnish to the Buyer such financial and other information as may be reasonably required by the Buyer’s parent to make any filings with the United States Securities and Exchange Commission or other Governmental Entity.

Section 6.15    ESOP Share Sale. At Closing, all ESOP Shares will be sold to the Buyer, and the Company will have taken all actions necessary to terminate the ESOP.

Section 6.16    Specified Matter. Prior to the Closing, the Sellers shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Specified Matter, including providing Buyer with all written materials received or submitted in relation to the Specified Matter and periodic updates on the status of the Specified Matter, including promptly informing Buyer of any material changes or developments, keeping Buyer apprised of any potential Losses relating to or arising from the Specified Matter and providing Buyer with other such information regarding the Specified Matter that Buyer may request. Prior to the Closing, Buyer shall have the right to review and provide comments on any written materials submitted in relation to the Specified Matter and participate in any discussions or meetings (in person or otherwise) with any Governmental Authority in relation to the Specified Matter.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):

(a)    Representations and Warranties. Each of the representations and warranties of the Sellers set forth in Article IV (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material” and excluding Section 4.4 (Capitalization)) must have been accurate in all respects as of the Closing Date (except that those representations and warranties that address matters only as of a particular date must have been accurate in all respects as of such date), except where the failure of such representations and warranties to be so accurate in all respects, individually or in the aggregate, does not constitute a Material Adverse Effect and each of the representations and warranties of the Sellers set forth in Section 4.4 (Capitalization) must have been accurate in all material respects as of the Closing Date.

(b)    Covenants.

(i)    The covenants and obligations that any Seller or Principal is required to perform or to comply with pursuant to Section 6.2 (Access and Investigation), Section 6.4 (Approvals), Section 6.6 (Tax Matters), and Section 6.10 (Insurance for Pre-Closing Occurrences or Events) of this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(ii)    All of the covenants and obligations (other than those covenants and obligations described in Schedule 7.1(b)(i)) that any Seller or Principal is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects, except where the failure to so perform or comply, individually or in the aggregate, does not constitute a Material Adverse Effect.

(c)    Seller’s Certificate. The Sellers must have delivered a certificate, dated as of the Closing Date and duly executed by the Sellers, as to the satisfaction of each of the conditions set forth in Section 7.1(a) and Section 7.1(b).

(d)    Third Party Consents and Notices. All approvals, consents, waivers and estoppels of and notices to third parties (including any Governmental Authorities) specified on Schedule 6.4(a) must have been obtained and be in form and substance reasonably satisfactory to Buyer.

(e)    Encumbrances. All Encumbrances (i) on the Shares, if any, must have been released at or prior to the Closing; and (ii) (other than Permitted Encumbrances) on the assets of the Company Entities must have been released at or prior to the Closing, except where the failure to so release all such Encumbrances on the assets of the Company Entities, individually or in the aggregate, does not constitute a Material Adverse Effect.

(f)    No Material Adverse Effect. There must not have been any Material Adverse Effect since the date of this Agreement.

(g)    No Action or Proceeding. No Governmental Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigation by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Buyer, the Company or any Seller, which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which seeks damages in connection with the transactions contemplated hereby.

(h)    No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of any applicable Law or Governmental Order.

(i)    Closing Deliveries. Each Seller must have caused the documents and instruments required by Section 3.2(a) to be delivered (or tendered subject only to Closing) to Buyer.

(j)    Sale of DME Business. The sale of the DME Business shall have been consummated pursuant to a definitive purchase agreement, such purchase agreement being acceptable to Buyer it its sole discretion.

(k)    ESOP Termination. The ESOP shall be terminated immediately prior to the Closing, and the ESOP Shares sold to Buyer at the Closing.

Section 7.2    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Sellers):

(a)    Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material”) must have been accurate in all material respects as of the Closing Date (except that those representations and warranties that address matters only as of a particular date must have been accurate in all material respects as of such date).

(b)    Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c)    No Action or Proceeding. No Governmental Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigation by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against any of Buyer, the Company or any Seller, which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which seeks damages in connection with the transactions contemplated hereby.

(d)    Closing Deliveries. Buyer must have caused the documents and instruments required by Section 3.2(b) to be delivered (or tendered subject only to Closing) to the Sellers.

Section 7.3    Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in this Article VII, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Indemnification by the Merrell Trust and Principals.

(a)    Subject to the limitations set forth in this Article VIII, the Merrell Trust and the Principals shall, jointly and severally, indemnify, reimburse, defend and hold harmless Buyer and its officers, directors, managers, shareholders, members, employees, agents and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all losses, liabilities, deficiencies, obligations, amounts paid in settlement, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by them arising from or in connection with:

(i)    any breach or inaccuracy of any representation or warranty of any Seller contained in this Agreement or any other Transaction Document, including any breach of any such representation or warranty alleged by a third party;

(ii)    any breach of or failure to perform any covenant or obligation of any Seller or Principal contained in this Agreement or any other Transaction Document;

(iii)    any Closing Liabilities, Transaction Expenses or Indebtedness not deducted in calculating the Cash Payment;

(iv)    (A) any Taxes imposed upon or payable by the Company or any Subsidiary for any taxable period, or portion thereof, ending on prior to the Closing Date (including, without limitation, any Taxes attributable to the portion of any Straddle Period ending on and including the Closing Date, as determined pursuant to Section 6.6(d)); (B) any Taxes of any Seller for any taxable period; (C) any Transfer Taxes for which Sellers are liable pursuant to Section 6.6(b); (D) the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of Buyer or any Affiliate thereof but for a breach of any representation or warranty made in Section 4.9; (E) any Taxes arising by reason of the Company or any Subsidiary being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or non-U.S. Law); and (F) any and all Taxes of any Person (other than the Company or the Subsidiaries) imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any Laws, which Taxes relate to an event or transaction occurring before the Closing; and

(v)    any matter set forth on Schedule 8.1.

(b)    Notwithstanding the foregoing, the Merrell Trust and the Principals’ obligations to indemnify any Buyer Indemnified Person for Losses incurred by such Buyer Indemnified Person under Section 8.1(a)(i) are subject to the following limitations:

(i)    the Merrell Trust and the Principals’ indemnity obligations shall not accrue until the aggregate amount of Losses exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”) (at which point it being understood that the Merrell Trust and Principals shall be liable for the full amount of the Losses, including the Basket amount);

(ii)    the aggregate amount required to be paid or indemnified by both the Merrell Trust and the Principals shall not exceed the Escrow Amount (the “Cap”); and

(iii)    notwithstanding the foregoing, neither the Basket nor the Cap shall apply to claims (A) for breaches of Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization, Validity and Effect of Agreement), Section 4.3 (No Conflicts; Consents), Section 4.4 (Capitalization), Section 4.7 (No Undisclosed Liabilities), Section 4.9 (Taxes), Section 4.11 (Compliance with Laws), Section 4.12 (Health Care Regulatory Matters), Section 4.18 (Employee Benefits), and Section 4.26 (Brokers) (collectively, the “Fundamental Representations”), (B) for any fraud; provided, however, that the aggregate amount required to be paid for all claims for breaches of this Agreement other than for claims arising out of or related to fraud shall not exceed the Purchase Price; or (C) for any Losses arising from or in connection with the Specified Matter.

(c)    The indemnification provided for in Section 8.1(a)(i) shall terminate on the Escrow Release Date (and no claims shall be made by Buyer under Section 8.1(a)(i) thereafter), provided that the indemnification provided for in Section 8.1(a)(i) as it relates to claims for breaches of the Fundamental Representations shall terminate upon the expiration of the statute of limitations related thereto. The indemnification by the Merrell Trust and the Principals shall continue as to any Losses of which a Buyer Indemnified Person has given a Claim Notice to the Merrell Trust and the Principals on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1(c), as to which the obligation of the Merrell Trust and the Principals shall continue solely with respect to the specific matters in such Claim Notice until the liability of the Merrell Trust and the Principals shall have been determined pursuant to this Article VIII, and the Merrell Trust and the Principals shall have reimbursed the Buyer Indemnified Persons for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article VIII.

(d)    It is understood and agreed by the Parties that any Losses payable by the Merrell Trust or the Principals pursuant to this Article VIII shall first be paid out of the Escrow Amount to the extent funds are available therefor.

(e)    The Parties agree that, with the exception of breaches of the covenants set forth in Sections 6.7 or 6.8, equitable remedies, and fraud, Buyer’s exclusive remedy for any and all Losses incurred by Buyer in connection with or arising from any of the items listed in Section 8.1(a)(i) through and including (v) is the indemnification provisions set forth in this Article VIII.

(f)    Only for purposes of determining the amount of any Loss under this Article VIII, any representation or warranty made by the Sellers that is qualified in scope as to materiality (including material adverse effect) shall be deemed to be made or given without such qualification.

(g)    The Merrell Trust and the Principals agree that if Buyer Indemnified Persons are entitled to indemnity, reimbursement of Losses or defense under Schedule 8.1(a)(v) with respect to Item No. 1 on Schedule 8.1 (the “ESOP Indemnity”), the Merrell Trust and the Principals, in their individual capacities or in their capacities as trustees of the ESOP, shall not be entitled to indemnification by the Company, the Buyer or the ESOP under any agreement by and between one or more of the parties, including by not limited to the document or documents set forth on Schedule 4.18(m).

Section 8.2    Indemnification by Buyer.

(a)    Subject to the limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless the Sellers and their respective officers, directors, managers, shareholders, members, employees, agents and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses incurred by them arising from or in connection with:

(i)    the breach of any representation or warranty of Buyer contained in this Agreement or any other Transaction Document; and

(ii)    the breach of any covenant or obligation of Buyer contained in this Agreement or any other Transaction Document.

(b)    The indemnification provided for in Section 8.2(a)(i) shall terminate on the eighteen (18) month anniversary of the Closing Date (and no claims shall be made by any Seller Indemnified Person under Section 8.2(a)(i) thereafter), provided that the indemnification provided for in Section 8.2(a)(i) as it relates to Section 5.2 (Authorization, Validity and Effect of Agreement) shall terminate upon the expiration of the statute of limitations related thereto. The indemnification by Buyer shall continue as to any Losses of which any Seller Indemnified Person has validly given a Claim Notice to Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed the Seller Indemnified Persons for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article VIII.

Section 8.3    Notice of Claims. Any Person seeking or intending to seek indemnification hereunder (an “Indemnified Party”) shall give promptly to the Party or Parties obligated to provide indemnification to such Indemnified Party (each, the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and, to the extent reasonably ascertainable, a good faith estimate of the dollar amount of such claim. The failure to give a Claim Notice as provided in this Section 8.3 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

Section 8.4    Resolution of Indemnifiable Claims. After the giving of any Claim Notice pursuant to Section 8.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction after all appeals have been adjudicated or the time periods to file appeals have expired; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Once a Loss is payable pursuant to this Section 8.4, the Indemnifying Party shall satisfy its obligations by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party; provided that, in the event that Sellers are required to indemnify any Buyer Indemnified Person, such payment shall be satisfied according to the following priority of recourse: (A) first, by withdrawals of the Escrow Amount in accordance with Section 2.4 and the terms and conditions of the Escrow Agreement, (B) second, after the Escrow Amount has been reduced to zero (0), by the Sellers, jointly and severally.

Section 8.5    Third Party Claims. Any Indemnified Party seeking or intending to seek indemnification under this Agreement in respect of, arising out of or involving any claim, action, demand or Proceeding made by any Person who is not a Party or Affiliate thereof (a “Third Party Claim”) against the Indemnified Party shall promptly give a Claim Notice to the Indemnifying Party with respect to the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party, after the Indemnified Party’s receipt thereof, copies of all notices, pleadings, demands and documents received by the Indemnified Party or its Affiliates or Representatives relating to the Third Party Claim. The failure to give notice and information as provided in this Section 8.5 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

ARTICLE IX

TERMINATION

Section 9.1    Termination. By written notice given prior to the Closing, subject to Section 10.2, this Agreement may be terminated as follows:

(a)    by the mutual written consent of the Sellers and Buyer;

(b)    by Buyer or the Sellers upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to September 30, 2018 (the “End Date”); provided, however, that the termination rights under this Section 9.1(b) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such time.

(c)    by either Buyer or the Sellers, upon written notice to the other, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 6.11;

(d)    by Buyer, if Buyer is not in material breach of its obligations under this Agreement, if (i) the Sellers, the Principals, or any of the Company Entities have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 7.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company Entities contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by the Sellers or the Principals of written notice thereof or is incapable of being cured by the Sellers or the Principals by the End Date; or

(e)    by the Sellers, if none of the Company Entities or the Sellers are in material breach of its obligations under this Agreement, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by Buyer of written notice thereof or is incapable of being cured by Buyer by the End Date

Section 9.2    Effect of Termination. Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in Section 6.7, this Article IX and Article X will survive; provided, however, that termination of this Agreement will not preclude a Party from bringing a claim against the other Party hereto for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.

ARTICLE X

GENERAL PROVISIONS

Section 10.1    Expenses. Except as expressly set forth herein, whether or not the Closing occurs, each Party will pay all fees and expenses incurred by such Party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel, financial advisors and accountants. For the avoidance of doubt, all expenses incurred by the Sellers or the Company in connection with this Agreement and the transactions contemplated hereby shall be the obligation of the Sellers (jointly and severally), and not the obligation of the Company or Buyer.

Section 10.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by facsimile or email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, postage prepaid, return receipt requested. Such communications must be sent to the respective Parties at the following addresses (or to such other address(es) or facsimile number(s) as a Party may designate by notice to the other Parties in accordance with this Section 10.2):

If to Sellers and Principals:

Michael and Mary Merrell

420 N. Main

Belen, NM 87002

Email: mmerrell@eprnm.com

with a copy (which shall not constitute notice) to:

Modrall Sperling

PO Box 2168

Albuquerque, NM 87103

Attn: Karen L. Kahn, Esq.

Email: karen.kahn@modrall.com

Facsimile: (505) 449-2098

and

Laura T. Armstrong

PO Box 25146

Albuquerque, NM 87193

Email: cpalta@msn.com

If to Buyer:

c/o Addus HealthCare, Inc.

6801 Gaylord Parkway

Suite 110

Attn: Brian Poff, Chief Financial Officer

Email:bpoff@addus.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Ave. South, Suite 2800

Nashville, Tennessee 37201

Attn: David Cox

Email: dcox@bassberry.com

Facsimile: (615) 742-2864

Section 10.3    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and shall supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter hereof and thereof. In the event of any inconsistency between the provisions of this Agreement, and the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), this Agreement shall control.

Section 10.4    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules, Annexes and Exhibits mean the Articles and Sections of, and Schedules, Annexes and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. The Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.5    Amendment; Waiver. This Agreement may be amended only by a written instrument duly executed by Buyer and the Sellers. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such Party. All rights and remedies of the Parties hereto are cumulative and not alternative. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

Section 10.6    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right hereunder or part hereof may be assigned by any Party without the prior written consent of the other Parties hereto, except that Buyer may assign this Agreement and its rights hereunder to an Affiliate of Buyer without the prior written consent of the Sellers, provided that no such assignment will relieve Buyer from any of its obligations hereunder.

Section 10.7    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8    Exhibits and Disclosure Schedules. All Exhibits and Disclosure Schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section or paragraph of the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, or are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section or paragraph of the Schedules is or is not material for purposes of this Agreement, or is or is not in the ordinary course of business.

Section 10.9    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each Party hereby irrevocably submits in any suit, action or Proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of any state or federal court located in the State of Delaware, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or Proceeding.

Section 10.10    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11    Remedies.

(a)    The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which monetary damages would not be an adequate remedy. Accordingly, it is hereby agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which a Party is entitled at law or in equity, and the Parties hereby waive any requirement for the posting of bond or similar collateral in connection therewith. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(b)    In the event of any controversy, claim or action being filed or instituted between the Parties to enforce the terms and conditions of this Agreement, or arising from the breach of any provision hereof or in connection with the indemnity provisions contained herein, the prevailing Party in any final non-appealable action shall receive from the other Party or Parties all costs, damages, and expenses, including reasonable attorneys’ fees (including, but not limited to, fees on appeal), incurred by the prevailing Party.

Section 10.12    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.13    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first set forth above.

BUYER:

ADDUS HEALTHCARE, INC.

By:	/s/ Brian Poff

Name:	Brian Poff
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Stock Purchase Agreement

PRINCIPALS:

/s/ Michael J. Merrell
MICHAEL J. MERRELL, individually

/s/ Mary E. Merrell
MARY E. MERRELL, individually

SELLERS:

AMBERCARE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

By:	/s/ Michael J. Merrell
Michael J. Merrell, Trustee

By:	/s/ Mary E. Merrell
Mary E. Merrell, Trustee

MERRELL REVOCABLE TRUST UTA DATED JUNE 3, 2012

By:	/s/ Michael J. Merrell
Michael J. Merrell, Trustee

By:	/s/ Mary E. Merrell
Mary E. Merrell, Trustee

Signature Page to Stock Purchase Agreement

EXHIBIT A

Form of Escrow Agreement

Attached